Exhibit 10.24

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

CLINICAL TRIAL COLLABORATION AGREEMENT

This CLINICAL TRIAL COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of the date of the last signature affixed hereto (the “Effective Date”) by and between Idenix Pharmaceuticals, Inc., a Delaware corporation with a place of business at 60 Hampshire Street, Cambridge, MA 02139 (“Idenix”); and Janssen Pharmaceuticals, Inc., a Pennsylvania corporation with a place of business at 1125 Trenton-Harbourton Road, Titusville, New Jersey 08560 (“Janssen”). Idenix and Janssen may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, Idenix and Janssen desire to collaborate on one or more clinical trials of a combination therapy using the Janssen proprietary protease inhibitor identified as TMC435 that is in-licensed from Medivir AB (“Medivir”) and the Idenix proprietary nucleotide analog pro-drug NS5A inhibitor identified as IDX-719 for the treatment of Hepatitis C Virus infection; and

WHEREAS, Idenix and Janssen desire to collaborate on one or more clinical trials of a combination therapy using the Janssen proprietary protease inhibitor identified as TMC435 that is in-licensed from Medivir, Janssen proprietary non-nucleotide polymerase inhibitor identified as TMC647055 and the Idenix proprietary NS5A inhibitor identified as IDX-719 for the treatment of Hepatitis C Virus infection.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “2-Direct Acting Antiviral (2-DAA) Combined Therapy” shall mean a therapy using the 435 Compound and the Idenix Compound in combination, with or without ribavirin as the Parties shall agree, either administered separately or in any single mode of administration. The 2-DAA Combined Therapy shall only be required to include the formulations of each of the 435 Compound and the Idenix Compound that are being developed by the Parties on the Effective Date.

1.2 “3-Direct Acting Antiviral (3-DAA) Combined Therapy” shall mean a therapy using the 435 Compound, the ritonavir-boosted 055 Compound, and the Idenix Compound in combination, with or without ribavirin as the Parties shall agree, either administered separately or in any single mode of administration. The 3-DAA Combined Therapy shall only be required to include the formulations of each of the 435 Compound, 055 Compound and the Idenix Compound that are being developed by the Parties on the Effective Date.

1.3 “2-DAA Combined Therapy IND” shall have the meaning set forth in Section 2.1(f).

1.4 “3-DAA Combined Therapy IND” shall have the meaning set forth in Section 2.1(g).

1.5 “2-DAA DDI Trial” shall have the meaning set forth in Section 2.1(a).

1.6 “3-DAA DDI Trial” shall have the meaning set forth in Section 2.1(b).

1.7 “2-DAA Phase 2 Trial” shall have the meaning set forth in Section 2.1(a).

1.8 “3-DAA Phase 2 Trial” shall have the meaning set forth in Section 2.1(b).

1.9 “055 Compound” shall mean the Janssen proprietary non-nucleotide polymerase inhibitor TMC647055.

1.10 “435 Compound” shall mean the Janssen proprietary protease inhibitor TMC435, also referred to as simeprevir.

1.11 “AAA” shall have the meaning set forth in Section 13.3.b of this Agreement.

1.12 “Affiliates” shall mean, with respect to a particular Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. As used in this section, the term “controls” (with correlative meanings for the terms “controlled by” or “under common control with”) means (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group otherwise has the actual ability to control and direct the management of the entity, whether by contract or otherwise. For clarity, Novartis Pharma AG shall not be considered an Affiliate of Idenix.

1.13 “Aggregate Safety Information” shall mean, with respect to a Party’s Single Agent Compound, the (a) safety information for such Single Agent Compound that is Joint Study Data in combination with (b) safety information from all other clinical trials of such Single Agent Compound, whether alone or in combination with another pharmaceutical agent, in each case including information related to serious adverse events, adverse drug reactions, adverse events, discontinuations due to adverse events, and Grade 3 and Grade 4 laboratory abnormalities. Aggregate Safety Information, that is not Joint Safety Data, shall be presented in a tabular format only, without attribution to the specific clinical trial in which the data was generated, and disclosed in accordance with Section 9.3.

1.14 “Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.15 “Applicable Law” shall mean all applicable laws, rules and regulations (whether federal, state or local) that may be in effect from time to time and applicable to conduct under this Agreement, including current Good Manufacturing Practices (cGMP) and current Good Clinical Practices (cGCP).

1.16 “Bankruptcy Code” shall have the meaning set forth in Section 12.12 of this Agreement.

1.17 “Breaching Party” shall have the meaning set forth in Section 12.2(a) of this Agreement.

1.18 “Clinical Supply and Quality Agreement” shall have the meaning set forth in Section 4.3 of this Agreement.

1.19 “Collaboration Budget” shall have the meaning set forth in Section 7.1 of this Agreement.

1.20 “Collaboration Expenses” shall mean the internal costs and direct out-of-pocket costs that are paid or incurred by a Party or any of its Affiliates that are directly attributable or reasonably allocable to the conduct of the Collaboration Trials, but only to the extent consistent with each Collaboration Trial Protocol and the Collaboration Budget. Collaboration Expenses shall be determined and charged as provided in Article 7. No allocation for management, overhead, supply of Idenix Compound, 435 Compound or 055 Compound, or Third Party License Payments due on either the Idenix Compound or the 435 Compound or 055 Compound, to the extent such Third Party License Payments exist, shall be included in Collaboration Expenses. Subject to the foregoing, Collaboration Expenses shall include: (a) the FTE Costs and direct out-of-pocket costs incurred in connection with the planning, conduct, statistical analysis and reporting of the Collaboration Trials, including the cost of Collaboration Trial subject recruitment initiatives; and (b) the FTE Costs and direct out-of-pocket costs incurred in connection with regulatory activities in support of the Collaboration Trials, including filing, maintenance and other fees incurred to Regulatory Authorities, preparation and, in the case of Idenix, assistance as necessary with the preparation of Collaboration Trial Regulatory Documentation, and regulatory submissions for, and the obtaining and maintenance of

INDs (if applicable), including compliance with ongoing reporting requirements of such Regulatory Authorities and adverse event recordation. For the avoidance of doubt, Collaboration Expenses shall not include expenses incurred as described in Article 4 (regarding Manufacturing and supply), Article 6 (regarding intellectual property) or Section 7.3 (regarding licenses to Third Party Patents).

1.21 “Collaboration Trial” or “Collaboration Trials” shall have the meaning set forth in Section 2.1(a) and (b) of this Agreement.

1.22 “Collaboration Trial Regulatory Documentation” shall mean any Regulatory Documentation to be submitted for the conduct of a Collaboration Trial, but excluding (a) any Regulatory Documentation that is Idenix Technology and (b) any Regulatory Documentation that is Janssen Technology. For clarity, to the extent that the Collaboration Trial is conducted using the IND for the Idenix Compound, such IND shall not be considered Collaboration Trial Regulatory Documentation.

1.23 “Confidential Information” shall have the meaning set forth in Section 9.1 of this Agreement.

1.24 “Control” or “Controlled” shall mean, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the ability to grant a license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.25 “Cure Period” shall have the meaning set forth in Section 12.2(a) of this Agreement.

1.26 “Dispute” shall have the meaning set forth in Section 13.3 of this Agreement.

1.27 “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.28 “Executive Officers” shall have the meaning set forth in Section 2.1(a) of this Agreement.

1.29 “FCPA” shall mean the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq and its regulations.

1.30 “FDA” shall mean the United States Food and Drug Administration, or any successor agency having the same or similar authority.

1.31 “FTE Costs” of a Party shall be calculated by multiplying (a) the total number of such Party’s FTEs performing activities pursuant to this Agreement by (b) the FTE Rate.

1.32 “FTE Rate” shall mean the annual rate of [**] U.S. Dollars (US$[**]) to be used by both Parties in determining the cost of a full-time employee in the applicable functional area. “FTE Rate” shall include wages and salaries, employee benefits, bonus, travel and entertainment, supplies and other direct expenses. “Supplies” include lab and animal related supplies, and other research and development operating supplies. “Other direct expenses” include non-collaboration specific research and development contractors. FTE Rate shall include indirect allocations such as human resources, finance, occupancy or depreciation and administrative support.

1.33 “FTE” shall mean the equivalent of the work of one (1) employee full time for one (1) year. Any individual who devotes less than full-time work shall be treated as an FTE on a pro-rata basis based upon the percentage of that individual’s business time devoted to performing activities pursuant to this Agreement. No individual shall be charged at greater than one FTE.

1.34 “Good Clinical Practices (cGCP)” shall mean, as to the United States and the European Union, applicable good clinical practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices as then in effect in the United States or the European Union.

1.35 “Good Manufacturing Practices (cGMP)” shall mean, as to the United States and the European Union, applicable good manufacturing practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices as then in effect in the United States or the European Union.

1.36 “Idenix” shall have the meaning set forth in the preamble to this Agreement.

1.37 “Idenix Compound” shall mean the Idenix proprietary NS5A inhibitor IDX-719.

1.38 “Idenix Indemnitees” shall have the meaning set forth in Section 11.2 of this Agreement.

1.39 “Idenix Invention(s)” shall mean any Invention which relates solely to (a) the composition of the Idenix Compound, or (b) a method of Manufacture of the Idenix Compound, or (c) a method of use of the Idenix Compound other than as part of the 2-DAA Combined Therapy or 3-DAA Combined Therapy.

1.40 “Idenix Know-How” shall mean any Know-How Controlled by Idenix. For clarity, this includes Idenix Inventions and Idenix Study Data.

1.41 “Idenix Patent” shall mean any Patent that solely covers any Idenix Invention. For avoidance of doubt, any Patent that covers an Idenix Invention and any other type of Invention is a Joint Patent.

1.42 “Idenix Study Data” shall have the meaning set forth in Section 8.2 of this Agreement.

1.43 “Idenix Technology” shall mean all inventions, discoveries, technology, know-how, information (including Regulatory Documentation), ideas, data, and materials, whether or not patented or patentable, owned or Controlled by Idenix or an Idenix Affiliate prior to or during the Term (other than as a result of a license granted under this Agreement) to the extent that such inventions, discoveries, technology, know-how, information, data, and materials are necessary for the conduct of the Collaboration Trials and are related to the Idenix Compound, the 2-DAA Combined Therapy or 3-DAA Combined Therapy, but excluding (a) any Inventions, (b) any Joint Study Data and (c) Collaboration Trial Regulatory Documentation. For clarity, Idenix Technology shall include Idenix Know-How and Idenix Patents.

1.44 “[I][i]nclude(ing)” (and words with correlative meaning) shall mean include(ing) without limitation.

1.45 “IND” shall mean (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States; (b) a counterpart of such an Investigational New Drug Application that is required in any other country in the Territory before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union; and (c) all supplements and amendments to any of the foregoing.

1.46 “Indemnify” shall have the meaning set forth in Section 11.1 of this Agreement.

1.47 “Infringe” or “Infringement” shall have the meaning set forth in Section 6.4(a) of this Agreement.

1.48 “Interest” shall mean simple interest at the rate of [**] percent ([**]%) per month or, if less, the maximum rate permitted under Applicable Law.

1.49 “Invention” shall mean any invention, discovery, technology, know-how, information or idea, whether or not patentable, that is conceived, discovered, developed or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties together, arising from or in the scope of activities to be conducted under this Agreement, but excluding any Study Data. For clarity, Inventions do not include any invention, discovery, technology, know-how, information or idea conceived, discovered, developed or first actually reduced to practice, prior to the Effective Date or after the Effective Date through activities conducted by or on behalf of a Party outside of the scope of activities to be conducted under this Agreement.

1.50 “Janssen” shall have the meaning set forth in the preamble to this Agreement.

1.51 “Janssen Indemnitees” shall have the meaning set forth in Section 11.1 of this Agreement.

1.52 “Janssen Invention(s)” shall mean any Invention which relates solely to (a) the composition of the 435 Compound, or (b) the composition of the 055 Compound, or (c) a method of Manufacture of the 435 Compound, or (d) a method of Manufacture of the 055 Compound, or (e) a method of use of the 435 Compound or (d) a method of use of the 055 Compound other than as part of the 2-DAA Combined Therapy or 3-DAA Combined Therapy.

1.53 “Janssen Know-How” shall mean any Know-How Controlled by Janssen. For clarity, this includes Janssen Inventions and Janssen Study Data.

1.54 “Janssen Patent(s)” shall mean any Patent that solely covers any Janssen Invention. For avoidance of doubt, any Patent that covers a Janssen Invention and any other type of Invention is a Joint Patent.

1.55 “Janssen Regulatory Documentation” shall have the meaning set forth in Section 5.1(b)(v) of this Agreement.

1.56 “Janssen Study Data” shall have the meaning set forth in Section 8.2 of this Agreement.

1.57 “Janssen Technology” shall mean all inventions, discoveries, technology, know-how, information (including Regulatory Documentation), ideas, data, and materials, whether or not patented or patentable, owned or Controlled by Janssen or a Janssen Affiliate prior to or during the Term (other than as a result of a license granted under this Agreement) to the extent that such inventions, discoveries, technology, know-how, information, data, and materials are necessary for the conduct of the Collaboration Trials and are related to the 435 Compound, 055 Compound, 2-DAA Combined Therapy or 3-DAA Combined Therapy, but excluding (a) any Inventions, (b) any Joint Study Data and (c) Collaboration Trial Regulatory Documentation. For clarity, Janssen Technology shall include Janssen Know-How and Janssen Patents.

1.58 “Joint Development Committee” or “JDC” shall have the meaning set forth in Section 2.3 of this Agreement.

1.59 “Joint Invention(s)” shall have the meaning set forth in Section 6.2(c) of this Agreement.

1.60 “Joint Patent(s)” shall have the meaning set forth in Section 6.2(c)(i) of this Agreement.

1.61 “Joint Study Data” shall have the meaning set forth in Section 8.2 of this Agreement.

1.62 “Know-How” shall mean all commercial, technical, scientific and other know-how and information, inventions, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed.

1.63 “Losses” shall have the meaning set forth in Section 11.1 of this Agreement.

1.64 “Manufacture” or “Manufacturing” shall mean, with respect to a Party’s Single Agent Compound, the manufacturing, processing, formulating, release, packaging, labeling, holding (including storage), and quality control testing (including release) of such Single Agent Compound, so as to be suitable for use in the Collaboration Trials under Applicable Law.

1.65 “Medivir” shall have the meaning set forth in the recitals of this Agreement.

1.66 “Medivir Agreement” shall mean the Research Development and License Agreement between Medivir AB and Tibotec Pharmaceuticals Ltd., dated November 29, 2004.

1.67 “Medivir Territories” shall mean Denmark, Finland, Iceland, Norway, Sweden (including their possessions and territories, including Greenland, Faeroes, Aaland and Spitzbergen).

1.68 “Non-Breaching Party” shall have the meaning set forth in Section 12.2(a) of this Agreement.

1.69 “Non-Prosecuting Party” shall have the meaning set forth in Section 6.2(c)(i) of this Agreement.

1.70 “Officials” shall have the meaning set forth in Section 10.9 of this Agreement.

1.71 “Operational Matters” shall have the meaning set forth in Section 2.1(d) of this Agreement.

1.72 “Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.73 “Patent” shall mean (a) any patent or patent application and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patent or patent application.

1.74 “Payment” shall have the meaning set forth in Section 10.10 of this Agreement.

1.75 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or supplementary protection certificates and the like, and any provisional applications, of any such patent or patent application, and any foreign or international equivalent of any of the foregoing agency of a government.

1.76 “Prosecuting Party” shall have the meaning set forth in Section 6.2(c)(i) of this Agreement.

1.77 “Protocol” shall have the meaning set forth in Section 2.1(a) and Section 2.1(b) of this Agreement.

1.78 “Regulatory Authority” shall mean the FDA or any other governmental authority outside the United States (whether national, federal, provincial and/or local) that is the counterpart to the FDA in the applicable portion of the Territory, including the European Medicines Agency for the European Union.

1.79 “Regulatory Documentation” shall mean, with respect to a drug candidate or product, all submissions to Regulatory Authorities in connection with the development of such product and/or related to the clinical testing of such drug candidate or product in humans, including, but not limited to, all INDs, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents with respect to clinical data).

1.80 “Results” shall have the meaning set forth in Section 9.6(c) of this Agreement.

1.81 “Right of Cross-Reference” shall mean, with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information contained in Regulatory Documentation filed with such Regulatory Authority with respect to a Party’s Single Agent Compound, only to the extent necessary for the conduct of a Collaboration Trial in such country, and without disclosing such information to the other Party.

1.82 “Safety Reason” shall mean, with respect to the proposed Collaboration Trial(s), based upon a reasonable belief of a Party that the conduct of the Collaboration Trial(s) could have a detrimental effect on the safety, health or welfare of subjects enrolled in the Collaboration Trial(s).

1.83 “Single Agent Compound” shall mean, (a) with respect to Janssen, the 435 Compound or the 055 Compound (each hereinafter, a “Janssen Compound”), and (b) with respect to Idenix, the Idenix Compound.

1.84 “Study Data” shall have the meaning set forth in Section 8.1 of this Agreement.

1.85 “Term” shall have the meaning set forth in Section 12.1 of this Agreement.

1.86 “Territory” shall mean the world.

1.87 “Third Party” shall mean any person or entity other than Idenix and Janssen and their respective Affiliates.

1.88 “Third Party Claim” shall have the meaning set forth in Section 11.1 of this Agreement.

1.89 “Third Party Patent” shall mean a Patent owned or controlled by a Third Party that (a) Covers the Idenix Compound, and the 435 Compound and/or the 055 Compound or (b) does not cover any of the Idenix Compound, the 435 Compound and the 055 Compound, but otherwise covers the conduct of the Collaboration Trials under this Agreement.

1.90 “Third Party License Payments” shall mean any payments (e.g., upfront payments, milestones, royalties) due to any Third Party under license agreements or other written agreements granting rights to intellectual property owned or controlled by such Third Party to the extent that such rights are necessary for the making, using or importing of a Party’s Single Agent Compound for the conduct of a Collaboration Trial.

ARTICLE 2

COLLABORATION SCOPE; GOVERNANCE

2.1 Scope of Collaboration; Governance of Agreement.

(a) 2-DAA Combined Therapy. The Parties intend, pursuant to this Agreement, to collaborate to conduct clinical trial(s) of the 2-DAA Combined Therapy, which shall include (i) a clinical trial in healthy volunteers to evaluate drug-drug interactions between the 435 Compound and the Idenix Compound (hereinafter “2-DAA DDI Trial”) and (ii) a Phase 2 clinical trial evaluating the 2-DAA Combined Therapy (hereinafter “2-DAA Phase 2 Trial”) (each, a “Collaboration Trial,” and collectively, the “Collaboration Trials”). The Parties agree that the 2-DAA Phase 2 Trial shall not be commenced until the results of the 2-DAA DDI Trial are received. Upon receipt of the 2-DAA DDI Trial results, the Parties will have [**] business days to determine whether to proceed with the 2-DAA Phase 2 Trial. If the Parties do not agree to proceed, this Agreement shall be considered to terminate pursuant to Sections 12.6(a), if Janssen is that Party that does not agree to proceed, or 12.7, if Idenixis the Party that does not agree to proceed; notwithstanding anything to the contrary in Section 12.6(a) or 12.7, such termination shall be effective immediately upon the expiration of the [**] business day period. Each Collaboration Trial of this Section 2.1(a) shall be conducted in accordance with a protocol (the “Protocol”) to be agreed upon by the Parties through agreement of the JDC, with such amendments as may be agreed upon by the JDC; provided that (A) the Protocol for the 2-DAA DDI Trial shall be substantially similar to the protocol entitled “A Phase 1, Randomized, Multiple-Dose Study to Evaluate the Pharmacokinetic Drug-Drug Interaction between IDX-719 and Simeprevir in Healthy Subjects” attached hereto as Exhibit A, and (B) the Protocol for the Phase 2 clinical trial shall be substantially similar to the protocol synopsis entitled “A Randomized Study to Evaluate the Safety and Efficacy of IDX719 in Combination with Simeprevir and Ribavirin for 12 Weeks in Subjects with Chronic Hepatitis C Infection” attached hereto as Exhibit B, and provided further that if the Parties fail to agree, despite the exercise of good faith efforts by both Parties on the final Protocol for the 2-DAA Phase 2 Trial of the 2-DAA Combined Therapy within [**]

business days after each Party receives the results from the 2-DAA DDI Trial, or such later date as may be agreed upon by the Parties, then in each case such dispute shall be referred to the Global Head, Infectious Disease of the Janssen Pharmaceutical Companies of Johnson & Johnson and the Chief Medical Officer of Idenix (or their respective designees) (each an “Executive Officer” and collectively the “Executive Officers”) for resolution. If in each case the Executive Officers are unable to reach resolution within [**] business days after such referral to them, then the final decision regarding the final Protocol for the Collaboration Trials under this Section will be made by the Executive Officer of Idenix, so long as Idenix in good faith considers and incorporates any comments raised by Janssen.

(b) 3-DAA Combined Therapy.

(i) The Parties intend, pursuant to this Agreement, to collaborate to conduct clinical trial(s) of the 3-DAA Combined Therapy, which shall include (x) a clinical trial in healthy volunteers to evaluate drug-drug interactions among the 435 Compound, 055 Compound and the Idenix Compound (hereinafter “3-DAA DDI Trial”) and (y) unless a Safety Reason arises in the 3-DAA DDI Trial that precludes the development of the 3-DAA Combined Therapy, a Phase 2 clinical trial evaluating the 3-DAA Combined Therapy (the “3-DAA Phase 2 Trial”) (each, a “Collaboration Trial,” and collectively, the “Collaboration Trials”). Unless 2.1(b)(i)(y) applies, Idenix shall proceed with the 3-DAA Phase 2 Trial after the results of the 3-DAA DDI Trial are received and in the event that Idenix fails to proceed with the conduct of the 3-DAA Phase 2 Trial, in addition to any other remedies that may be available to Janssen under this Agreement, the Parties agree that the grant provided to Idenix in 3.1(ii) below relating to the Joint Study Data will be automatically revoked except for communications by Idenix to Regulatory Authorities.

(ii) Each of the Collaboration Trials of Section 2.1(b)(i) shall be conducted in accordance with a protocol (the “Protocol”) to be agreed upon by the Parties through agreement of the JDC, with such amendments as may be agreed upon by the JDC; provided that (A) the Protocol for the 3-DAA DDI Trial shall be similar to the Protocol for the 2-DAA DDI Trial attached hereto as Exhibit A and (B) Janssen will provide the initial synopsis of the Protocol design for the 3-DAA Phase 2 Trial and the Protocol for such Clinical Trial shall be based upon such synopsis. If the Parties fail to agree on (x) the final Protocol for the 3-DAA DDI Trial for the 3-DAA Combined Therapy on or before [**], or such later date as may be agreed upon by the Parties, or (y) the final Protocol for the 3-DAA Phase 2 Trial within [**] business days after each Party receives the results from the 3-DAA DDI Trial, or such later date as may be agreed upon by the Parties, then in each case such dispute shall be referred to the Executive Officers for resolution. If in each case the Executive Officers are unable to reach resolution within [**] business days after such referral to them, then the final decision regarding the final Protocol will be made by the

Executive Officer of Janssen, so long as any suggestions by Janssen do not exceed more than [**] percent ([**]%) of the allocated Collaboration Budget and are consistent with the study design discussed between the parties at a December 2012 meeting and attached hereto as Exhibit C.

(c) The Parties agree to discuss in good faith the possibility of conducting further clinical trials of the 2-DAA Combined Therapy and 3-DAA Combined Therapy, but neither Party will be obligated to conduct any such further clinical trials and, if the Parties agree to conduct any such further trials, such further trials will be conducted in accordance with a separate agreement between the Parties.

(d) All decisions made by the JDC shall be unanimous, except that Idenix shall, subject to the oversight of the JDC as provided in Sections 2.3 and 2.4, manage and be primarily responsible for the conduct of the Collaboration Trials and have final say only with respect to (i) the selection and management of contract research organizations and clinical study sites (including budget negotiations, timelines and contingency planning), subject to Sections 5.1(a)(xi) and 5.1(b)(vii) with respect to site selection, (ii) conducting clinical study start-up activities (including communicating with and obtaining approval from institutional review boards and/or ethics committees, as applicable, and drafting template informed consent forms), (iii) performing the appropriate FCPA due diligence on the clinical research organization and reporting the results of that diligence to Janssen; (iii) subject recruitment and retention activities, (iv) ongoing site monitoring and quality assurance audits, (v) management of safety reporting by contract research organizations and clinical study sites, (vi) selection and oversight of the external drug safety monitoring board, (vii) ongoing medical monitoring and (viii) inquiries from clinical study subjects (collectively, the “Operational Matters”) in the conduct of the Collaboration Trials; provided, however, that Idenix shall bring the matters described in (i) and (viii) before the JDC for discussion, and shall consider Janssen’s comments in good faith, before making a final decision about those matters.

(e) Idenix shall be responsible for verifying that the clinical research organization(s) and clinical study site(s) are conducting their services in accordance with this Agreement, the relevant Protocol, the current state of laboratory research art and Good Manufacturing Practices (“GMPs”), Good Laboratory Practices (“GLPs”), and Good Clinical Practices (“GCPs”), and all applicable laws and regulations (including, but not limited to, the Health Insurance Portability and Accountability Act (“HIPAA”) regulations, the European Union Data Protection Directive and the ICH guidelines, and the applicable laws regarding the handling and storage of controlled substances), as amended from time to time, as appropriate to the work.

(f) The 2-DAA Combined Therapy Collaboration Trials shall be conducted under the existing IND for the Idenix Compound with a Right of Cross-Reference to the existing IND for the 435 Compound, or, if required by a Regulatory Authority, pursuant to a new IND for the 2-DAA Combined Therapy (such new IND for the 2-DAA Combined Therapy referred to herein as the “2-DAA Combined Therapy IND”), the application for which Idenix shall compile and submit to such Regulatory Authority, subject to JDC review and approval, and for which Idenix will be the sponsor of record. Upon request, Janssen shall provide assistance to Idenix as necessary or reasonably expected to be necessary in compiling and submitting the Regulatory Documentation for the IND for the 2-DAA Combined Therapy, as further specified in Section 5(b). The 2-DAA Combined Therapy IND shall include a Right of Cross-Reference to the existing IND for the Idenix Compound and a Right of Cross-Reference to the existing IND for the 435 Compound. For the avoidance of doubt, each Party shall be responsible for filing all necessary Regulatory Documentation to the existing IND for its respective Single Agent Compound, including, but not limited to, the submission to such existing IND of serious adverse event and adverse drug reaction cases emerging from any Collaboration Trial. Each Party shall also notify the other Party of any serious adverse event and adverse drug reaction cases emerging from any prior, ongoing or future clinical trial involving such Party’s Single Agent Compound being conducted outside of this Agreement. Costs associated with the 2-DAA Combined Therapy IND shall be equally borne by the Parties. Costs associated with the IND for a Party’s Single Agent Compound shall be borne exclusively by such Party.

(g) The 3-DAA Combined Therapy Collaboration Trials shall be conducted under the existing IND for the Idenix Compound with a Right of Cross-Reference to the existing IND for the 435 Compound and 055 Compound, to the extent such IND exists, or, if recommended by a Regulatory Authority, pursuant to a new IND for the 3-DAA Combined Therapy (such new IND for the 3-DAA Combined Therapy referred to herein as the “3-DAA Combined Therapy IND”), the application for which Idenix shall compile and submit to such Regulatory Authority, subject to JDC review and approval, and for which Idenix will be the sponsor of record. Upon request, Janssen shall provide assistance to Idenix as necessary or reasonably expected to be necessary in compiling and submitting the Regulatory Documentation for the IND for the 3-DAA Combined Therapy, as further specified in Section 5.1(b). The 3-DAA Combined Therapy IND shall include a Right of Cross-Reference to the existing IND for the Idenix Compound and a Right of Cross-Reference to the existing IND for the 435 Compound and 055 Compound, when filed. For the avoidance of doubt, each Party shall be responsible for filing all necessary Regulatory Documentation to the existing IND for its respective Single Agent Compound, including, but not limited to, the submission to such existing IND of serious adverse event and adverse drug reaction cases emerging from any Collaboration Trial. Costs associated with the 3-DAA Combined Therapy IND shall be equally borne by the Parties. Costs associated with the IND for a Party’s Single Agent Compound, including, for clarity an IND for the 055 Compound, shall be borne exclusively by such Party. Each Party shall notify the other Party of any serious adverse event and adverse drug reaction cases emerging from any prior, ongoing or future clinical trial involving such Party’s Single Agent Compound being conducted outside of this Agreement.

2.2 Safety Exchange.

a) This Section shall govern safety reporting arising from the Collaboration Trials. Idenix will manage all drug safety activities.

b) The following definitions will apply for this Section 2.2 of this Agreement:

i. “Adverse Event,” “Serious Adverse Event” (“SAE”) and “Serious Adverse Drug Reaction” (“SADR”) shall have the meanings provided such terms in the International Conference on Harmonization (“ICH”) guideline for industry on Clinical Safety Data Management (E2A, Definitions and Standards for Expedited Reporting)

ii. “Business Day” means any day which is considered as an official working day of the week typically not a Saturday, Sunday, a company or public holiday, but may vary by country.

iii. “Calendar Day” means any day of the seven calendar day week.

iv. “CIOMS-I” means a standardized international reporting form for individual case safety reports.

v. “Date of First Receipt”: For the purposes of Section 2.2 of this Agreement, the “Date of First Receipt” is the date when any employee of either Party, its Affiliate or its Third Party first becomes aware of safety-related information.

vi. “E2B”: The international standard for the transmittal of electronic safety data.

vii. “Global Safety Database” is defined as the database containing all AE and other safety information for the 2-DAA Combined Therapy and/or 3-DAA Combined Therapy received by both Parties under the scope of Section 2.2 of this Agreement. It is the authoritative data source for regulatory reporting and responding to regulatory queries.

viii. “Personal Data” means any information relating to an identified or identifiable natural person.

ix. “Safety Issue” is defined as any information suggesting an emerging safety concern or possible change in the risk-benefit balance for the Clinical Material, including information on a possible causal relationship between an Adverse Event and a drug, the relationship being unknown or incompletely documented previously

x. “Sponsor” means an applicant or holder of clinical studies applications/notifications (e.g. Investigational New Drug, Clinical Trial Application or equivalent) where Janssen or Idenix holds any vigilance responsibilities for conducting a Collaboration Trial for the 2-DAA Combined Therapy and/or 3-DAA Combined Therapy.

c) Idenix shall be responsible for the maintenance of the Global Safety Database for the 2-DAA Combined Therapy and the 3-DAA Combined Therapy, as well as the collection, evaluation and reporting of Adverse Events, other safety data, and any further pharmacovigilance information, arising from the Collaboration Trials. Such pharmacovigilance activities shall be performed in accordance with ICH guidance, meeting GCP standards, and in compliance with all Applicable Law.

d) Idenix will forward to Janssen at the address below via fax or secure e-mail in CIOMS I or E2B format all fatal or life threatening SAE/SADR reports from the Collaboration Trials within [**] Calendar Days of Date of First Receipt, all other SAE/SADR reports including reports of suspected transmission of an infectious agent via the 2-DAA Combined Therapy and/or 3-DAA Combined Therapy from the Collaboration Trials within [**] calendar days of Date of First Receipt, as well as reports of exposure during pregnancy (maternal and paternal), lactation, and occupational exposure within [**] Calendar Days of Date of First Receipt. [**], the SAE/SADR reports exchanged will be reconciled.

850 Ridgeview Drive

Horsham, PA 19044

Primary Fax: +1 215-293-9955 (Horsham)

General Mailbox: (secure e-mail only): GMS_AE_Inbo@its.jnj.com

e) Data Privacy. Each Party shall collect, use and disclose Personal Data obtained in the course of performing the pharmacovigilance activities under Section 2.2 of this Agreement solely for the purposes of complying with the regulatory obligations as described in this Agreement, or as otherwise required by Applicable Law or by a court order. Both Parties will use electronic, physical, and other safeguards appropriate to the nature of the information to prevent any use or disclosure of Personal Data other than as provided for by this Agreement. Both Parties will also take reasonable precautions to protect the Personal Data from accidental, unauthorised, or unlawful alteration or destruction. Each Party will notify the other Party promptly of any accidental, unauthorised, or unlawful destruction, loss, alteration, or disclosure of, or access.

f) Idenix will promptly make available to Janssen upon request such records as Janssen may deem necessary or useful to perform medical assessment of any SAE associated with the use of the 2-DAA Combined Therapy and/or 3-DAA Combined Therapy, or pregnancy regardless of an associated SAE, reported during the Study.

g) As Sponsor of the Collaboration Trials, Idenix will be responsible for submitting all applicable Individual Case Safety Report (ICSRs) and aggregate report submissions to Regulatory Authorities. Idenix will also submit appropriate safety letters or safety reports to Study investigators, the reviewing IRB and authorized Regulatory Authorities in accordance with Applicable Laws, rules, regulations and guidelines. Janssen will be responsible for submitting all applicable ICSRs that meet reporting obligations for either Janssen Compound.

h) If Idenix determines there is a Safety Issue arising in the Collaboration Trial that may be associated with the 2-DAA Combined Therapy and/or 3-DAA Combined Therapy, Idenix will disclose such information to Janssen within [**] Business Days after such determination.

i) If Idenix determines there is a need to amend the Protocol, revise the informed consent form (ICF), or change the risk-benefit determination as a result of any Safety Issue arising in the Study associated with the 2-DAA Combined Therapy and/or 3-DAA Combined Therapy or where such an association cannot be excluded, Idenix will notify Janssen within [**] Business Days after such determination.

j) Joint Safety Management Team. The Parties agree to establish a Joint Safety Management Team (JSMT) consisting of the Idenix safety committee and [**] members appointed by Janssen to oversee pharmacovigilance, signal detection, and safety decisions related to Section 2.2 of this Agreement. The JSMT will meet on an ad hoc basis as needed. Idenix will host the JSMT and will establish an agenda and document minutes and decisions for each meeting. The JSMT will be instituted for the duration of development activities. The topics and proposals from the JSMT meetings may be escalated to the JDC for discussion and approval.

2.3 Joint Development Committee. Within [**] days after the Effective Date, the Parties shall form a Joint Development Committee (the “JDC”). The JDC shall consist of no more than [**] representatives and shall consist of an equal number of representatives from each Party, with one representative from each Party appointed as co-chairpersons. The Parties hereby agree that neither Executive Officer shall be a member of the JDC. Each Party shall be responsible for determining the qualifications and substitutions of its JDC members. It is anticipated that each Party’s representatives may include experts in clinical development, patient safety and regulatory affairs. The JDC shall meet [**] or at such other frequency as the JDC agrees, provided that either Party may call a meeting of the JDC at any time upon [**] business days’ notice to the other Party. Upon request by a Party, such meetings may be held by audio or video teleconference. Each Party shall have a single vote in the JDC regardless of the number of representatives appointed to the JDC. There must be a minimum of [**] representatives from each Party at any meeting of the JDC. All decisions of the JDC shall be unanimous. Any decision required or permitted to be taken by the JDC may be taken without a meeting in person or by an audio or video teleconference taking place, provided that a consent in writing, setting forth the decision so taken, is signed by the JDC co-chairperson of each Party. No fewer than [**] business days prior to each meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with appropriate supporting information. The JDC co-chairpersons shall alternate responsibility for preparing definitive minutes of each meeting of the JDC. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of material actions and decisions made by the JDC, a list of action items made by the JDC and a list of material issues not resolved by the JDC, provided, however, that the portions of the meeting minutes addressing any Patents or documenting any decisions thereon shall be initially drafted by a legal representative of the Party who has responsibility for preparing the initial draft of the minutes for that meeting. The JDC co-chairperson of the drafting Party shall provide the counterpart JDC co-chairperson of the other Party with the initial draft meeting minutes, who shall return the draft with any proposed changes, and this process shall be repeated until a final version of the meeting minutes is agreed upon and signed by both JDC co-chairpersons. The Parties shall reasonably cooperate to complete and agree upon a final version of meeting minutes within [**] business days from the date of the relevant meeting. The final version of the meeting minutes shall be signed by the JDC co-chairperson of each Party, and each Party shall be provided with a copy of the signed meeting minutes for its safekeeping. A reasonable number of additional representatives of a Party may attend meetings of the JDC in a non-voting capacity with the prior written consent of the other Party. All representatives to the JDC or attending JDC meetings shall be subject to confidentiality and nonuse restrictions at least as restrictive as those set forth herein.

2.4 Joint Development Committee Functions and Powers. In particular, the JDC (or a subcommittee thereof under the direction of the JDC, if agreed upon by the JDC) shall, subject to Section 2.2:

(a) manage and oversee the activities of the Parties with respect to the Collaboration Trials, including, upon agreement of the JDC, the formation of working subcommittees;

(b) provide a forum for the Parties to discuss, monitor, coordinate and approve all activities and communications regarding the Collaboration Trials;

(c) review the progress of each Collaboration Trial and propose any necessary amendments to the applicable Protocol;

(d) review and approve, in advance, substantive, non-ministerial submissions to the IND for the Collaboration Trials relating to the 2-DAA Combined Therapy or a Collaboration Trial, or portions thereof, 3-DAA Combined Therapy or a Collaboration Trial or portions thereof, in accordance with Article 5;

(e) review and approve, in advance, any substantive, non-ministerial Collaboration Trial Regulatory Documentation, or portions thereof, that relate to the 2-DAA Combined Therapy and 3-DAA Combined Therapy in accordance with Article 5;

(f) determine the quantities of 435 Compound, 055 Compound and Idenix Compound, and any co-medications such as ribavirin or ritonavir and review from time-to-time the best way to source such co-medications, necessary for the Collaboration Trials and coordinate the supply of such quantities by the respective Party in accordance with Article 4 and the Clinical Supply and Quality Agreement;

(g) review and approve, in advance, any additional analyses of the Study Data proposed by either Party that are not included in the agreed upon statistical analysis plan; and

(h) discuss any other topics or issues relating to the Collaboration Trials that the chairperson of either Party requests to do so.

2.5 Joint Development Committee Authority.

(a) The JDC shall have the right to make only those determinations expressly enumerated as decisions of the JDC in this Agreement; provided that such determinations are documented in the written minutes signed by the JDC co-chairperson of each Party.

(b) Notwithstanding anything to the contrary in this Agreement, the JDC will have no power to amend this Agreement, the Collaboration Budget or the Clinical Supply and Quality Agreement, or to modify either Party’s obligations with regard to the Collaboration Trials without such Party’s prior written consent.

2.6 Dispute Resolution. Except as otherwise provided in this Agreement (including pursuant to Section 2.1(a) and 2(b)(ii) (with respect to agreement on the Protocols) and Section 2.1(d) (with respect to Operational Matters)), if, after a good faith, reasonable and open discussion among the members of the JDC for a period of [**] business days, the JDC is unable to agree on a matter properly before it that calls for a decision, either Party may refer the dispute to the Executive Officers for resolution. If the Executive Officers are unable to reach a resolution within [**] business days on such matter, there shall be no decision on the matter and the terms of this Agreement and the applicable Protocol shall govern. Disputes with respect to matters properly before the JDC will not be subject to the dispute resolution procedures in Section 13.3. Notwithstanding anything to the contrary in Section 2.3, Idenix will have the right, without prior approval of the JDC, to make all decisions regarding Operational Matters, as provided for in Section 2.1(d), in the conduct of the Collaboration Trials that are consistent with the Protocol, this Agreement and take into account reasonable comments or concerns expressed by Janssen.

2.7 Conduct. Each Party (a) shall use commercially reasonable efforts to perform its respective activities under this Agreement, and (b) shall perform such activities in accordance with Applicable Law.

ARTICLE 3

LICENSE GRANTS

3.1 Grant by Janssen. Janssen hereby grants to Idenix (i) during the Term, a non-exclusive, non-transferable, royalty-free license (with the right to sublicense pursuant to the terms of and subject to the limitations of Section 3.3) under the Janssen Patents and Janssen Technology to use the 435 Compound, 055 Compound and the Janssen Technology to conduct the Collaboration Trials in the Territory, solely to the extent necessary to carry out Idenix’ responsibilities with respect to the Collaboration Trials under this Agreement; and (ii) a perpetual, irrevocable, co–exclusive (with Janssen), worldwide, royalty-free license (with the right to sublicense through multiple tiers of sublicenses pursuant to the terms of and subject to the limitations of Section 3.3) under the Joint Study Data, Joint Inventions and Joint Patents (in each case to the extent Controlled by Janssen), solely for the purpose of continuing Idenix’ independent development, commercialization and other exploitation of the Idenix Compound (alone or in combination with other pharmaceutical agents), which license shall be subject to the Study Data ownership and use provisions of Section 8.2, the provisions of Section 8.4 and the confidentiality provisions of Article 9, including but not limited to the limitations on the disclosure of Joint Study Data in Section 9.3. Except as specifically set forth herein, no other licenses are granted by Janssen to Idenix for any other intellectual property owned or controlled by Janssen.

3.2 Grant by Idenix. Idenix hereby grants to Janssen a perpetual, irrevocable, co-exclusive (with Idenix), worldwide, royalty-free license (with the right to sublicense through multiple tiers of sublicenses pursuant to the terms of and subject to the limitations of Section 3.3), under the Joint Study Data, Joint Inventions and Joint Patents (in each case to the extent Controlled by Idenix), solely for the purpose of continuing Janssen’s independent development, commercialization and other exploitation of the 435 Compound or 055 Compound (alone or in combination with other pharmaceutical agents), which license shall be subject to the Study Data ownership and use provisions of Section 8.2, the provisions of Section 8.4 and the confidentiality provisions of Article 9, including but not limited to the limitations on the disclosure of Joint Study Data in Section 9.3. Except as specifically set forth herein, no other licenses are granted by Idenix to Janssen for any other intellectual property owned or controlled by Idenix.

3.3 Sublicensing. Each Party shall have the right to grant sublicenses under the licenses granted to it under Section 3.1(ii), with regards to Idenix, and Section 3.2, with regards to Janssen, to Affiliates and Third Parties, without the consent of the other Party. Idenix shall have the right to grant sublicenses under the license granted to it under Section 3.1(i) to Affiliates and Third Parties to the extent necessary or appropriate solely to carry out its responsibilities with respect to the Collaboration Trials. With regard to any such sublicenses permitted and made under this Agreement, (a) such sublicensees, except Affiliates, shall be subject to written agreements that bind such sublicensees to obligations that are consistent with the sublicensing Party’s obligations under this Agreement including, but not limited to, confidentiality and non-use provisions no less restrictive than those set forth in Article 9 and Sections 8.2 and 8.4, and provisions regarding intellectual property that ensure that the Parties will have the rights provided under this Agreement to any intellectual property created by such sublicensee, and (b) the sublicensing Party shall remain liable to the non-sublicensing Party for all actions of the sublicensing Party’s sublicensees.

ARTICLE 4

MANUFACTURE AND SUPPLY

4.1 435 Compound and 055 Compound.

(a) Manufacture and Supply. Janssen shall use commercially reasonable efforts to Manufacture or have Manufactured the 435 Compound and the 055 Compound in quantities in clinical form existing as of the Effective Date of this Agreement, and at the points in time agreed by the Parties as necessary for the Collaboration Trials. Janssen shall deliver the 435 Compound and the 055 Compound to Idenix, i.e. the cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of the 435 Compound and the 055 Compound for the Collaboration Trials shall be borne solely by Janssen, and Janssen shall bear the risk of loss for the supply of the 435 Compound and the 055 Compound until it is received by Idenix or its designee. Janssen shall also be responsible for the payment of any Third Party License Payments due to

Medivir or otherwise due on the supply of the 435 Compound and the 055 Compound for the Collaboration Trials. The 435 Compound and the 055 Compound shall be Manufactured in accordance with Applicable Law (including cGMP) and shall be of similar quality to the 435 Compound and the 055 Compound used by Janssen for its own clinical trials of such Janssen Compound.

(b) Use by Idenix. Idenix shall use the 435 Compound and 055 Compound supplied under and in connection with this Agreement solely as necessary for, and in accordance with, this Agreement and the Protocol for the conduct of the Collaboration Trial and for no other purpose, including without limitation any commercial purpose or other research unrelated to the Collaboration Trials. Idenix shall not perform, and shall not allow any of its Affiliates or any Third Parties to perform, any analytical testing of the 435 Compound or the 055 Compound supplied to Idenix under or in connection with this Agreement, nor shall it use the 435 Compound or the 055 Compound as a reagent or tool to facilitate its internal research efforts. Notwithstanding anything herein to the contrary, Janssen shall provide Idenix with the results of any bioanalysis of the 435 Compound and 055 Compound in plasma/serum samples from the Collaboration Trials within [**] business days of completing such analysis. Idenix shall return or destroy, as directed by Janssen and at Janssen’s cost, any 435 Compound or 055 Compound that is not used in the Collaboration Trials.

4.2 Idenix Compound.

(a) Manufacture and Supply. Idenix shall use commercially reasonable efforts to Manufacture or have Manufactured the Idenix Compound in reasonable quantities in a clinical form in accordance with Section 4.5 of this Agreement and at the points in time agreed by the Parties as necessary for the Collaboration Trials. The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of the Idenix Compound for the Collaboration Trials shall be borne solely by Idenix, and Idenix shall bear the risk of loss for the Idenix Compound. Idenix shall also be responsible for any payment of any Third Party License Payments or otherwise due on the supply of Idenix Compound for the Collaboration Trials. The Idenix Compound shall be Manufactured in accordance with Applicable Law (including cGMP) and shall be of similar quality to the Idenix Compound used by Idenix for its own clinical trials of the Idenix Compound.

4.3 Clinical Supply and Quality Agreement. Within [**] days after the Effective Date, but in no event later than the start of the Collaboration Trial, the Parties shall enter into a clinical supply and quality agreement (the “Clinical Supply and Quality Agreement”) to outline the additional roles and responsibilities relative to the supply of the Idenix Compound, 435 Compound and the 055 Compound in support of the Collaboration Trials.

4.4 Marking. Each Party shall mark all materials Manufactured or supplied by such Party under the terms of this Agreement, or their containers, in accordance with Applicable Law.

4.5 Formulation. Prior to commencement of the 2-DAA Phase 2 Trial, Idenix shall use commercially reasonable efforts to formulate the Idenix Compound into either (1) a stable and feasible liquid formulation, or (2) a solid dosage formulation that can be bridged to the liquid formulation mentioned in (1) with a bioavailability study, without requiring to repeat the 2-DAA Phase 2 Trial.

ARTICLE 5

RESPONSIBILITIES

5.1 Specific Responsibilities of the Parties. Each Party shall be responsible for activities assigned to it by the JDC, provided that in no event shall either Party be assigned any such activities without its prior written consent. As of the Effective Date, each Party shall be responsible for the following activities:

(a) Idenix Responsibilities. Idenix shall be responsible for:

(i) Manufacturing and supplying the Idenix Compound for the Collaboration Trials, as further described in Article 4 above;

(ii) with the cooperation of Janssen, and as necessary or reasonably expected to be necessary and described in Section 5.1(b), preparing and filing all necessary Collaboration Trial Regulatory Documentation (including the 2-DAA Combined Therapy IND and the 3-DAA Combined Therapy IND, if necessary, but excluding any IND for a Janssen Compound) and acting as liaison for all communication with the Regulatory Authorities in any country in the Territory for the purpose of conducting the Collaboration Trial(s) in such country; and maintaining and acting as the sponsor of record for each Collaboration Trial;

(iii) with the cooperation of Janssen as reasonably required, and subject to the provisions of Section 9.6, listing any Collaboration Trial on www.clinicaltrials.gov or other public registry agreed upon by the JDC in any county in the Territory in which a Collaboration Trial is being conducted in accordance with Applicable Law;

(iv) providing Janssen with, to the extent possible, not less than [**] business days advance notice of scheduled meetings or other non-written communications with a Regulatory Authority and the opportunity to participate in each such meeting or other non-written communications to the extent that it relates to the 2-DAA Combined Therapy, 3-DAA Combined Therapy, the 435 Compound or 055 Compound; provided, however, in no event shall Idenix or any Idenix Affiliate communicate with any Regulatory Authority solely with respect to the 435 Compound or 055 Compound without the prior written consent of Janssen, and provided that Janssen shall step out of any portions of such meetings or other non-written communications with a Regulatory Authority that relate solely to the Idenix Compound and Idenix shall step out of any portions of such meetings or other non-written communications with a Regulatory Authority that relate solely to the 435 Compound or 055 Compound;

(v) providing to Janssen (x) a written executive high-level summary of meetings or other non-written communications with a Regulatory Authority within [**] business days of such meeting or communication and a copy of the Sponsor meeting minutes submitted to the Regulatory Authority no later than [**] business days after submission of such minutes to the Regulatory Authority, and (y) copies of any official correspondence from a Regulatory Authority within [**] business days of receipt, in each case only to the extent that it relates to the 2-DAA Combined Therapy, 3-DAA Combined Therapy, 435 Compound or 055 Compound, provided that Idenix may omit portions of such communications and minutes that relate solely to the Idenix Compound;

(vi) jointly drafting with Janssen each Collaboration Trial Protocol and the statistical analysis plan and any amendments to each of the foregoing;

(vii) providing to the JDC (or a subcommittee designated by the JDC for such purpose) [**] Business Days in advance of submission (to the extent possible), drafts of (1) substantive, non-ministerial submissions to the IND for the Collaboration Trial relating to the 2-DAA Combined Therapy, 3-DAA Combined Therapy or the Collaboration Trial(s), or portions thereof; and (2) substantive, non-ministerial Collaboration Trial Regulatory Documentation, or portions thereof, that relate to the 2-DAA Combined Therapy, 3-DAA Combined Therapy, the 435 Compound or the 055 Compound, for JDC review and approval (which approval shall be assumed unless the JDC advises in writing of its disapproval no later than [**] Business Days after receipt thereof), provided that Idenix may redact portions of such submissions to the IND for the Collaboration Trial and Collaboration Trial Regulatory Documentation that relate solely to the Idenix Compound;

(viii) providing to Janssen copies of (x) all Collaboration Trial Regulatory Documentation that relate to the 2-DAA Combined Therapy, 3-DAA Combined Therapy, the 435 Compound or the 055 Compound within [**] business days of submission to Regulatory Authorities, provided that Idenix may redact portions of such Collaboration Trial Regulatory Documentation that relate solely to the Idenix Compound and (y) Investigator’s Brochures and any and all updates thereto that relate to the Idenix Compound within [**] business days of completion;

(ix) in the event of a 2-DAA Combined Therapy IND and/or a 3-DAA Combined Therapy IND for the Collaboration Trial(s), and if required by the Regulatory Authorities for the conduct of the Collaboration Trial(s), providing a Right of Cross-Reference to the relevant Regulatory Documentation for the Idenix Compound, the costs for such Right of Cross-Reference shall be borne by Idenix, and providing a letter of consent to permit such Right of Cross-Reference to the Regulatory Authorities, in each case for purposes only of complying with the requirements of the Regulatory Authorities in connection with obtaining or maintaining the 2-DAA Combined Therapy IND and/or a 3-DAA Combined Therapy IND, provided that such Right of Cross-Reference shall terminate upon the expiration or termination of this Agreement, except that in the case of termination other than for safety reasons pursuant to Section 12.5, such Right of Cross-Reference shall remain in effect solely (1) to the extent necessary to permit Idenix to comply with any outstanding obligations required by a Regulatory Authority and/or Applicable Law or (2) as necessary to permit Idenix to continue to dose subjects enrolled in a Collaboration Trial through completion of the applicable Protocol if Idenix determines in good faith it is necessary to protect the safety, health or welfare of such subjects;

(x) managing the operations of each Collaboration Trial in accordance with the Protocol;

(xi) providing to Janssen a list of all proposed clinical trial sites and principal investigator(s) for each Collaboration Trial for Janssen’s approval, which approval shall not be unreasonably withheld so long as the selected clinical trial site and principal investigator complies with section 2.1(e);

(xii) ensuring that all clinical trial service agreements and clinical trial site agreements contain intellectual property provisions that retain each of the Parties’ respective intellectual property rights in the Idenix Compound, the 435 Compound, the 055 Compound, 2-DAA Combined Therapy and 3-DAA Combined Therapy; conducting the bioanalysis of the Idenix Compound in plasma/serum samples in accordance with Exhibit D and promptly providing such bioanalysis data to Janssen;

(xiii) providing Janssen with updates on the status of the Collaboration Trials through the provision of biweekly updates in the form used by Idenix’ internal management, and additional updates at Janssen’s reasonable request, with such updates, including, but not limited to, information regarding the number of study sites in queue and/or ready to dose, the number of screened subjects (actual to target), the number of randomized subjects (actual to target), the number of dosed, ongoing, discontinued and completed subjects, and any potential safety issues;

(xiv) pursuant to Section 2.2, maintaining the global safety database for the 2-DAA Combined Therapy and the 3-DAA Combined Therapy and providing, in a timely manner, necessary safety information relevant to the 2-DAA Combined Therapy, 3-DAA Combined Therapy, 435 Compound and/or the 055 Compound in response to any reasonable safety information request from Janssen and as necessary for Janssen to comply with Applicable Law.

(xv) analyzing the Study Data in a timely fashion and providing prompt access to the Study Data, including draft clinical trial reports and statistical analyses of the Study Data, to Janssen for Janssen’s review and comment, which comment Idenix shall reasonably consider, and providing Janssen, within [**] business days of completion, with final clinical trial reports and statistical analyses and summaries of Study Data in accordance with the agreed upon statistical analysis plan and/or in response to any reasonable request from Janssen or as necessary for Janssen to comply with Applicable Law and meet regulatory requirements;

(xvi) providing, upon completion of the Collaboration Trials and expiration or termination of this Agreement, copies of all available raw datasets and the production SAS programs for SDTM and ADaM, final tables and listings (including all final raw and analyzed datasets) of clinical trial reports and copies of case report forms for all patients in each Collaboration Trial; copies of Form 1572s, financial disclosures and other relevant documents as may be required by Janssen to meet regulatory requirements; and any other data reasonably available to Idenix and needed to support further clinical testing or submissions by Janssen related to the 435 Compound and 055 Compound;

(xvii) obtaining supplies of co-medications, such as ribavirin, to the extent any such co-medications are required for use in any Collaboration Trial, such supplies are Collaboration Expenses;

(xviii) sourcing supplies of co-medication ritonavir, to the extent required for use in any Collaboration Trial, the costs which shall be borne by Janssen;

(xix) providing Janssen with any and all safety data related to the Idenix Compound obtained from non-Collaboration Trials which could be material to the conduct and/or continuation of the Collaboration Trials;

(xx) providing for the release by a Qualified Person (as such term will be defined in the Clinical Supply and Quality Agreement) of the Idenix Compound, if such release is required for any Collaboration Trial.

(b) Janssen’s Responsibilities. Janssen shall be responsible for:

(i) Manufacturing and supplying the 435 Compound and 055 Compound for the Collaboration Trials, as further described in Article 4 above, and providing the necessary documentation in support of quality release of the 435 Compound and 055 Compound as defined in the Clinical Supply and Quality Agreement;

(ii) submitting an IND to Regulatory Authorities for the 055 Compound on or prior to the date the Protocol for the 3-DAA DDI Trial is submitted to Regulatory Authorities;

(iii) jointly drafting with Idenix each Collaboration Trial Protocol and statistical analysis plan and any amendments to each of the foregoing;

(iv) if required by the Regulatory Authorities for the conduct of the Collaboration Trials (whether under the existing IND for the 435 Compound and 055 Compound or under a 2-DAA Combined Therapy IND and/or 3-DAA Combined Therapy IND), providing Idenix with a Right of Cross-Reference to the relevant Regulatory Documentation for the 435 Compound and 055 Compound, the costs for such Right of Cross-Reference shall be borne by Jansen, and providing a letter of consent to permit such Right of Cross-Reference to the Regulatory Authorities upon request by Idenix, in each case for purposes only of complying with the requirements of the Regulatory Authorities in connection with obtaining or maintaining the IND for the Collaboration Trials, provided that such Right of Cross-Reference shall terminate upon the expiration or termination of this Agreement, except that in the case of termination other than for Safety Reasons pursuant to Section 12.5, such Right of Cross-Reference shall remain in effect solely (1) to the extent necessary to permit Idenix to comply with any outstanding obligations required by a Regulatory Authority and/or Applicable Law or (2) as necessary to permit Idenix to continue to dose subjects enrolled in a Collaboration Trial through completion of the applicable Protocol if Idenix determines in good faith it is necessary to protect the safety, health or welfare of such subjects;

(v) providing Idenix with copies of, for use in the conduct of the Collaboration Trials in accordance with this Agreement only (x) Regulatory Documentation relating to the 435 Compound, 055 Compound and Janssen Technology (“Janssen Regulatory Documentation”), as is necessary or reasonably expected to be necessary, and to the extent requested by Idenix, for Idenix (1) to obtain and maintain the IND for the Collaboration Trials and prepare and file any Collaboration Trial Regulatory Documentation in accordance with this Agreement, or (2) for Idenix to comply with Applicable Law with regards to the conduct of the Collaboration Trials, which shall include information regarding the pharmacokinetics, efficacy and safety of the 435 Compound and 055 Compound alone or in combination with the Idenix Compound and (y) Investigator’s Brochures and any updates thereto that relate to the 435 Compound and/or the 055 Compound within [**] business days of completion;

(vi) providing comment and input on the management of each Collaboration Trial pursuant to the Protocol;

(vii) reviewing and, at Janssen’s option, providing comments, including if applicable, suggesting alternatives to Idenix’ proposed list of clinical trial sites and principal investigator(s) for each Collaboration Trial;

(viii) paying for the purchase price of co-medication ritonavir, to the extent required for use in any Collaboration Trial, which shall not be considered Collaboration Expenses;

(ix) conducting the bioanalysis of the 435 Compound and 055 Compound in plasma/serum samples in accordance with Exhibit D and promptly providing such bioanalysis data to Idenix;

(x) providing Idenix with any and all safety data related to the 435 Compound and the 055 Compound obtained from non-Collaboration Trials, which could be material to the conduct and/or continuation of the Collaboration Trials; and

(xi) performing identity and stability testing of samples of 435 Compound and 055 Compound in accordance with the Clinical Supply and Quality Agreement.

5.2 Other Clinical Trials. Except for each Collaboration Trial conducted under this Agreement, any other clinical trial for the 435 Compound, 055 Compound and the Idenix Compound is independently conducted and shall not be subject to this Agreement.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership. Janssen acknowledges and agrees that (a) Idenix is and shall remain the sole owner of the Idenix Patents and Idenix Technology, and (b) Janssen has no rights therein other than the license rights specifically granted under this Agreement. Idenix acknowledges and agrees that (x) Janssen is and shall remain the owner of the Janssen Patents and Janssen Technology, and (y) Idenix has no rights therein other than the license rights specifically granted under this Agreement. Each Party acknowledges and agrees that, except as set forth in Section 6.2(c)(ii), the Joint Patents shall be jointly owned by the Parties.

6.2 Inventions. All rights to Inventions shall be allocated as follows:

(a) Janssen Inventions. All Janssen Inventions shall be owned solely by Janssen. Idenix shall assign and hereby assigns all right, title and interest in any Janssen Inventions to Janssen. Any assignments necessary to accomplish the foregoing are hereby made, and Idenix shall execute such further documents and provide other assistance as may be reasonably requested by Janssen to perfect Janssen’s rights in such Janssen Inventions, all at Janssen’s expense. Additionally and if applicable, Idenix shall cooperate fully and provide Janssen with any documents, information or assistance reasonably necessary to file a patent application for a Janssen Invention. Janssen shall have the right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences and requests for Patent extensions) and maintain any Patents covering Janssen Inventions, in each case at its own expense.

(b) Idenix Inventions. All Idenix Inventions shall be owned solely by Idenix. Janssen shall assign and hereby assigns all right, title and interest in any Idenix Inventions to Idenix. Any assignments necessary to accomplish the foregoing are hereby made, and Janssen shall execute such further documents and provide other assistance as may be reasonably requested by Idenix to perfect Idenix’ rights in such Idenix Inventions, all at Idenix’ expense. Additionally and if applicable, Janssen shall cooperate fully and provide Idenix with any documents, information or assistance reasonably necessary to file a patent application for an Idenix Invention. Idenix shall have the right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences and requests for Patent extensions) and maintain any Patents covering Idenix Inventions, in each case at its own expense.

(c) Joint Inventions. All Inventions that are not Janssen Inventions or Idenix Inventions (the “Joint Inventions”) shall be jointly owned by the Parties and each Party will have the full right to exploit such Joint Inventions without the consent of, or any obligation to account to, the other Party.

(i) If the Parties agree to file a Patent on a Joint Invention, the Parties shall select either (A) a Party or (B) mutually acceptable outside patent counsel to act on behalf of both Parties in the preparation, filing, prosecution (including any proceedings relating to reissues, reexaminations, protests, interferences and requests for Patent extensions) and maintenance of any Patents covering such Joint Inventions (each a “Joint Patent”). The Parties shall agree in writing on which Party shall be responsible for each Joint Patent or set of Joint Patents, or shall have primary responsibility for interacting with and instructing outside patent counsel, if applicable, and may switch such election upon mutual written agreement. In each case, such selected Party (the “Prosecuting Party”) shall keep the other Party (the “Non-Prosecuting Party”) advised as to material developments and all steps to be taken with respect to any such Patents and shall furnish the Non-Prosecuting Party, sufficiently in advance for the other Party to comment, with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to the Joint Patents. The Prosecuting Party will give due consideration to the comments of the Non-Prosecuting Party. The

Non-Prosecuting Party shall reasonably assist and cooperate in obtaining, prosecuting and maintaining the Joint Patents. Notwithstanding the foregoing, the Prosecuting Party shall not take any position in a submission to a Patent office that interprets the scope of a Joint Patent without the prior written consent of such Non-Prosecuting Party. The Prosecuting Party shall be reimbursed for the reasonable and verifiable costs incurred in prosecuting Joint Patents and the subsequent maintenance of Joint Patents by the Prosecuting Party, but not including any costs incurred by the Prosecuting Party with regard to its internal counsel and other internal personnel, such that Idenix shall be responsible for [**] percent ([**]%) of such costs and Janssen shall be responsible for [**] percent ([**]%) of such costs, with such payments being due by the Non-Prosecuting Party within [**] days after receiving an invoice. If the Prosecuting Party intends to allow any Joint Patent to lapse or to abandon any Joint Patent, the Prosecuting Party shall, whenever practicable, notify the Non-Prosecuting Party of such intention at least [**] days prior to the date upon which such Joint Patent shall lapse or become abandoned, and the Non-Prosecuting Party shall thereupon have the right, but not the obligation, to assume full responsibility for the prosecution, maintenance and defense thereof and all expenses related thereto and such Joint Patent shall thereafter become the sole property of such Non-Prosecuting Party, provided that the Prosecuting Party shall retain a worldwide, royalty-free, perpetual, irrevocable non-exclusive license to such Patent, with the right to sublicense to Affiliates, solely for the purpose of continuing such Party’s independent development, commercialization and other exploitation of its Single Agent Compound (alone or in combination with other pharmaceutical agents), subject to the provisions of Section 8.4 of this Agreement.

(ii) If one Party wishes to file a Joint Patent and the other Party does not, the Party wishing to file shall have the right to elect to do so at its own expense and the other Party shall execute such documents and perform such acts at its own expense as may be reasonably necessary to effect an assignment of its rights in such Joint Patent to the electing Party in a timely manner so as to allow the electing Party to file such Joint Patent. The other Party shall cooperate fully and provide the electing Party with any documents, information or assistance reasonably necessary to file such Joint Patent. If the electing Party is Idenix, the Joint Patent shall be deemed an Idenix Patent, and if the electing Party is Janssen, the Joint Patent shall be deemed a Janssen Patent, provided that in each case the other Party shall retain a worldwide, royalty-free non-exclusive license to such Patent, with the right to sublicense to Affiliates, solely for the purpose of continuing such Party’s independent development, commercialization and other exploitation of its Single Agent Compound (alone or in combination with other pharmaceutical agents), subject to the provisions of Section 8.4 of this Agreement.

6.3 Disclosure and Assignment of Inventions. Each Party shall disclose to the other Party in writing and on a confidential basis all Inventions arising out of the Collaboration Trials within [**] days of such Invention being disclosed to such Party’s patent counsel, and in any event prior to any public disclosure or filing of a Patent to allow sufficient time for comment by the other Party. In addition, each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the ownership rights described in Section 6.2.

6.4 Infringement of Patents by Third Parties.

(a) Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Joint Patents, the Janssen Patents or the Idenix Patents of which it becomes aware (such infringement, “Infringement,” and “Infringe” shall be interpreted accordingly).

(b) Infringement of Idenix Patents. For all Infringement of Idenix Patents anywhere in the world, as between Idenix and Janssen, Idenix shall have the exclusive right to prosecute such Infringement, and Idenix shall bear all related expenses and retain all related recoveries. Janssen shall reasonably cooperate with Idenix or its designee (to the extent Janssen has relevant information arising out of this Agreement), at Idenix’ request and expense, in any such action.

(c) Infringement of Janssen Patents. For all Infringement of Janssen Patents anywhere in the world, as between Idenix and Janssen, Janssen shall have the exclusive right to prosecute such Infringement, and Janssen shall bear all related expenses and retain all related recoveries. Idenix shall reasonably cooperate with Janssen or its designee (to the extent Idenix has relevant information arising out of this Agreement), at Janssen’s request and expense, in any such action.

(d) Infringement of Joint Patents.

(i) With respect to Infringement of Joint Patents, the Parties shall jointly decide whether to bring an enforcement action to seek the removal or prevention of such Infringement and damages therefor and, if so, which Party shall bring such action, with any costs and expenses relating thereto to be allocated in accordance with Section 6.4(d)(ii). If the Parties cannot agree whether or not to bring an enforcement action, then the Party desiring to bring an enforcement action may do so at its sole expense and the other Party shall cooperate fully and provide the electing Party at the electing Party’s expense, with any documents, information or assistance reasonably necessary for the electing Party to bring an enforcement action including, if required, by bringing a legal action, agreeing to be joined as a party plaintiff or furnishing a power of attorney. If the electing Party recovers monetary damages from any Third Party in an action brought under this Section 6.4(d)(i), such recovery shall be allocated first to the reimbursement of any actual, unreimbursed costs and expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel and other internal personnel) or, if such recovery is not sufficient to cover such expenses, such recovery will be allocated to the Parties in proportion to the expenses so incurred by each Party, and any remaining amounts shall be split [**] percent ([**]%) to the electing Party and [**] percent ([**]%) to the non-electing Party.

(ii) If the Parties agree to bring an enforcement action in accordance with Section 6.4(d)(i) then, regardless of which Party brings such action, the other Party hereby agrees to cooperate reasonably in any such action, including, if required, by bringing a legal action, agreeing to be joined as a party plaintiff or furnishing a power of attorney. If the Parties agree to bring an enforcement action, Janssen shall be responsible for [**] percent ([**]%), and Idenix shall be responsible for [**] percent ([**]%), of the reasonable and verifiable costs and expenses incurred in connection with any such action. If either Party recovers monetary damages from any Third Party in an action and brought under this Section 6.4(d)(ii), such recovery shall be allocated first to the reimbursement of any actual, unreimbursed costs and expenses incurred by the Parties in such litigation (or, if such recovery is not sufficient to cover such expenses, such recovery will be allocated to the Parties in proportion to the expenses so incurred by each Party), and any remaining amounts shall be [**] percent ([**]%) to Idenix and [**] percent ([**]%) to Janssen, unless the Parties agree in writing to a different allocation.

6.5 Infringement of Third Party Patent Rights.

(a) Notice. If the activities relating to the Collaboration Trials become the subject of a claim of infringement of a Third Party’s Patent, copyright or other proprietary right of a Third Party anywhere in the world, the Party first having notice of the claim shall promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the claim.

(b) Defense. As soon as practicable upon the receipt of any such claim, the Parties shall confer and decide which Party shall commence actions to defend such claim, or if the Parties shall defend such claim jointly. If the selected Party does not commence actions to defend such claim within [**] days after such agreement, then the other Party shall have the right, but not the obligation, to defend any such claim. If the Parties fail to agree as to which Party shall commence actions to defend such claim, and dispute resolution pursuant to Section 13.3 will result in failure by the Parties to meet a litigation deadline in a timely manner, then the Party that is the defendant may defend such claim, provided that the defending Party shall give written notice to the non-defending Party and shall consider comments by the non-defending Party in good faith. In any event, the non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim. If such claim is solely related to the 435 Compound and/or the 055 Compound, Janssen shall have the right to defend such claims and shall bear any cost and expenses of the defense of any such Third Party infringement claim and shall have sole rights to any recovery, and if such claim is solely related to the Idenix Compound, Idenix shall have the right to defend such claims and shall bear any cost and expenses of the defense of any such Third Party infringement claims and shall have sole rights to any recovery. If the Parties agree that a claim is related to the 435 Compound and/or 055 Compound, on the one hand, and the Idenix Compound, on the other hand, or the claim is not related to the 435 Compound, the 055 Compound or the Idenix Compound, but is related to any Collaboration Trial, Janssen shall bear [**] percent ([**]%), and Idenix shall bear [**] percent ([**]%) of any costs and expenses of the defense of any such Third Party infringement claim and shall share equally any recovery. Neither Party shall enter into any settlement concerning activities under this Agreement that affects the other Party’s rights or interests, including any admissions of wrongdoing, without such other Party’s written consent, not to be unreasonably withheld or delayed.

6.6 Collaboration Trial Regulatory Documentation. Subject to the license and other rights granted by each Party to the other Party pursuant to this Agreement, as between the Parties, Idenix shall own all right, title and interest in and to the Collaboration Trial Regulatory Documentation; provided, however, that Janssen shall retain ownership of any Janssen Regulatory Documentation provided to Idenix under this Agreement that is contained in the Collaboration Trial Regulatory Documentation. This Section 6.6 is without limitation of any other disclosure obligations under this Agreement.

ARTICLE 7

COLLABORATION COSTS AND EXPENSES

7.1 Budget. Collaboration Expenses shall be incurred in accordance with the collaboration budget attached to this Agreement as Exhibit E (the “Collaboration Budget”). Changes to the Collaboration Budget may be proposed by the JDC and shall not take effect unless approved by the Parties in writing.

7.2 Expenses. Idenix shall bear one hundred percent (100%) of the Collaboration Expense for the 2-DAA Combined Therapy and 3-DAA Combined Therapy Collaboration Trials. Expenses incurred as described in Article 4 (regarding Manufacturing and supply), Section 5.1(b)(viii) (regarding the purchase price of ritonavir), Article 6 (regarding intellectual property) and Section 7.3 (regarding licenses to Third Party Patents) shall be borne or shared by the Parties as provided in such Articles and Sections. In no event shall Janssen be responsible for any share of expenses in connection with the Collaboration Trials unless it is those expenses described in Article 4, Article 6 or Section 7.3. Janssen shall also be responsible for the costs associated with (i) the bioanalysis of the 435 Compound and 055 Compound in plasma/serum samples in accordance with Exhibit D; and (ii) the filing of an IND for the 055 Compound.

7.3 Other License Payments. If the Parties agree that the conduct of any Collaboration Trial under this Agreement requires a license to a Third Party’s Patent, then Idenix shall have the sole right to enter into negotiations with such Third Party for such license, provided that Idenix shall provide Janssen with the opportunity for prior review of any proposed license terms, and Idenix and Janssen must mutually agree to the terms of such license prior to final agreement between Idenix and such Third Party. If the Parties are unable to agree to the terms of such license, then, at the option of either Party, this Agreement may be terminated pursuant to Section 12.5. In the event the license is necessary solely for the continued use of the Idenix Compound in the Collaboration Trials, Idenix shall bear any costs due to such Third Party, before any deduction for withholding taxes, under any license executed in accordance with this Section 7.3. In the event the license is necessary solely for the continued use of the 435 Compound and/or 055 Compound in the Collaboration Trials, Janssen shall bear any costs due to such Third Party, before any deduction for withholding taxes, under any license executed in accordance with this Section 7.3. In the event that the need for a license cannot be attributed solely to the continued use of the 435 Compound and/or the 055 Compound, on the one hand, or the Idenix Compound on the other hand, then the Parties shall share equally any costs due to such Third Party, before any deduction for withholding taxes, under any license executed in accordance with this Section 7.3. If the Parties do not agree on whether or not a license to a Third Party Patent is necessary for the conduct of such Collaboration Trial, then they shall mutually select independent patent counsel to render an oral opinion as to whether a license under the Third Party Patent is required to avoid infringement of such Third Party Patent, whose expense shall be shared equally by the Parties. If the independent patent counsel opines that, more likely than not, a court or other body of competent jurisdiction over the Third Party Patent would hold that performance of activities related to the conduct of such Collaboration Trial would infringe at least one claim of the Third Party Patent (if granted), then (i) the Parties shall pursue a license in the manner set forth in this Section to permit such activities, if available from the Third Party, or (ii) at the option of either Party, this Agreement may be terminated pursuant to Section 12.5.

7.4 Expense Records and Audit. Each Party shall track its expenses incurred in conducting activities relating to the Collaboration Trials. Each Party shall keep complete, true and accurate books of account and records for the purpose of determining the reimbursement of its expenses under this Agreement. Such books and records shall be kept for at least [**] years following the end of the calendar quarter to which they pertain. Each Party shall, and shall cause its Affiliates, maintain such books and records open for inspection by an independent public accounting firm of national prominence selected by the auditing Party and acceptable to the other Party to have access during normal business hours as may be reasonably necessary for the sole purpose of auditing such expenses. Such inspections shall be made no more than [**] each calendar year and no more than [**] after completion of all of the Collaboration Trials, at reasonable times and on reasonable notice. Inspections conducted under this Section 7.4 shall be at the expense of the auditing Party unless a variation or error producing a difference of [**] percent ([**]%) or more between the audited Party’s expenses reimbursed by the other Party and the actual amount due is discovered, whereupon all costs relating to the inspection for such period shall be paid promptly by the audited Party. In any event, any overage (plus Interest) that is discovered shall be paid promptly by the audited Party.

ARTICLE 8

RECORDS AND STUDY DATA

8.1 Records. Each Party shall maintain complete and accurate records of all work conducted with respect to the Collaboration Trials and all results, data, data analysis, reports and developments made by either Party, or by the Parties together, in the course of such Party(ies)’ efforts with respect to the Collaboration Trials (such results, data, data analysis, reports and developments, the “Study Data”). Such records shall fully and properly reflect all work done and results achieved in the performance of the Collaboration Trials in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes.

8.2 Ownership and Use of Study Data. Idenix shall own the Study Data to the extent that it relates exclusively to the Idenix Compound (“Idenix Study Data”), and Janssen shall own the Study Data to the extent that it relates exclusively to the 435 Compound and/or 055 Compound (“Janssen Study Data”). Any Study Data that does not relate exclusively to the Idenix Compound, on the one hand, or the 435 Compound and/or 055 Compound, on the other hand, will be “Joint Study Data,” and such Joint Study Data shall be jointly owned by Idenix and Janssen, each with an equal and undivided interest in the Joint Study Data; provided, however, that such ownership interests shall be subject to the terms and conditions of this Agreement, including the co-exclusive licenses of Sections 3.1(ii) and 3.2 and the other terms and conditions regarding use and confidentiality of the Joint Study Data, including without limitation, each Party’s right to use its own Study Data relating exclusively to such Party’s compound and the Joint Study Data for the purpose of continuing such Party’s independent development, commercialization and other exploitation of its Single Agent Compound.

8.3 Access. Subject to the provisions of Sections 2.2, 5.1(a)(xiv), 5.1(a)(xv) and 5.1(a)(xvi), each Party shall (a) have access to all Study Data (including, but not limited to, de-identified patient records) as soon as such Study Data is available to or generated by the Party responsible for generating or collecting such Study Data to the extent reasonably necessary for such Party to perform its obligations or exercise its rights under this Agreement, including its rights to use the Joint Study Data for the purpose of continuing such Party’s independent development, commercialization and other exploitation of its Single Agent Compound(s) (alone or in combination with other pharmaceutical agents) under the co-exclusive licenses of Sections 3.1(ii) or 3.2, as applicable, and (b) have the right to review and copy the Study Data of the other Party at reasonable times to the extent reasonably necessary for such Party to perform its obligations or exercise its rights under this Agreement, including its rights to use the Joint Study Data for the purpose of continuing such Party’s independent development, commercialization and other exploitation of its Single Agent Compound(s) (alone or in combination with other pharmaceutical agents) under the co-exclusive licenses of Sections 3.1(ii) or 3.2, as applicable. Except for Study Data that relates solely to a Party’s respective compound (the Idenix Study Data with respect to Idenix, and the Janssen Study Data with respect to Janssen), neither Party shall analyze the Study Data during the Term except as set forth in the statistical analysis plan mutually agreed by the Parties or as otherwise approved by the JDC. Any additional analyses of the Study Data outside of the agreed-upon statistical analysis plan that may be approved by the JDC and conducted by either Party shall be considered “Study Data.”

8.4 Acknowledgement of Use of Study Data. The Parties acknowledge that, under the co-exclusive licenses of Sections 3.1(ii) or 3.2 of this Agreement, each Party may use the Joint Study Data solely for the purpose of such Party’s independent development, commercialization and other exploitation of its Single Agent Compound(s) (alone or in combination with other pharmaceutical agents). Notwithstanding Section 8.3, this Agreement does not give Idenix the right to use the Confidential Information of Janssen (except the Joint Study Data), Janssen Know-How, Janssen Inventions, Janssen Technology, Janssen Patents or Janssen Study Data for any purpose other than the conduct of the Collaboration Trials under this Agreement (for clarity, solely to the extent such conduct is explicitly authorized under this Agreement) and this Agreement does not give Janssen the right to use the Confidential Information of Idenix (except the Joint Study Data), Idenix Know-How, Idenix Inventions, Idenix Technology, Idenix Patents or Idenix Study Data for any purpose other than the conduct of the Collaboration Trials under this Agreement (for clarity, solely to the extent such conduct is explicitly authorized under this Agreement).

ARTICLE 9

CONFIDENTIALITY

9.1 Nondisclosure of Confidential Information. All information disclosed by one Party to any other Party pursuant to this Agreement that (a) if in tangible form, is labeled in writing as “proprietary” or “confidential” (or similar reference); or (b) if in oral or visual form, is identified as proprietary or confidential or for internal use only at the time of disclosure or within [**] days thereafter shall be “Confidential Information” of the disclosing Party, and all Study Data and Inventions shall be the Confidential Information of the Party owning such Study Data or Invention (as provided in Section 8.2 with regard to Study Data and Section 6.2 with regard to Inventions) and of both Parties with regard to Joint Study Data and Joint Inventions. For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (i) all Janssen Inventions shall be Confidential Information of Janssen and Idenix shall be the receiving Party, (ii) all Idenix Inventions shall be Confidential Information of Idenix and Janssen shall be the receiving Party, and (iii) all Joint Study Data, Joint Inventions and Joint Patents shall be Confidential Information of both Parties and each Party shall be a receiving Party. Except to the extent expressly authorized in this Section 9.1 and Sections 9.2, 9.3, 9.4 and 9.6 below, or as otherwise agreed in writing by the Parties, each Party agrees that, for the Term of this Agreement and for a period of [**] years thereafter (or for any Confidential Information that is identified in writing at the time of disclosure as a trade secret related to each Party’s Compound, for as long as it is not part of the public domain), it shall (x) keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party (including the Joint Study Data and Joint Inventions), (y) treat the other Party’s Confidential Information (including the Joint Study Data and Joint Inventions) with the same degree of care the receiving Party uses for its own confidential information but in no event with less than a reasonable degree of care; and (z) reproduce the disclosing Party’s Confidential Information solely to the extent necessary to accomplish the receiving Party’s obligations under this Agreement, with all such reproductions being considered the disclosing Party’s Confidential Information; provided that, with respect to Confidential Information related to the 435 Compound, the obligations of confidentiality and non-use set forth above shall continue for the longer of [**] years from the date of disclosure or [**] years after the termination of the Research Development and License Agreement dated November 29, 2004 between Janssen and Medivir. Janssen shall notify Idenix when the Medivir Agreement has terminated. Notwithstanding anything to the contrary in this Section 9.1, and subject to Section 8.4, the receiving Party may disclose the disclosing Party’s Confidential Information to its employees, consultants, agents or permitted sublicensees under Section 3.3 solely on a need-to-know basis for the purpose of fulfilling the receiving Party’s obligations under this Agreement; provided, however, that (1) any such employees, consultants, agents or permitted sublicensees are bound by written obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (2) the receiving Party remains liable for the compliance of such employees, consultants, agents or permitted sublicensees with such obligations. Each receiving Party acknowledges that in connection with its and its representatives examination of the Confidential Information of the disclosing Party, the receiving Party and its representatives may have access to material, non-public information, and that the receiving Party is aware, and will advise its representatives who are informed as to the matters that are the subject of this Agreement, that State and Federal laws, including, without limitation, United States securities laws, impose restrictions on the dissemination of such information and trading in securities when in possession of such information. Each receiving Party agrees that it will not, and will advise its representatives who are informed as to the matters that are the subject of this Agreement to not, purchase or sell any security of the disclosing Party or any of its Affiliates or Johnson & Johnson (where Janssen is the disclosing Party) on the basis of the Confidential Information to the extent such Confidential Information constitutes material non-public information about the disclosing Party or any of its Affiliates or Johnson & Johnson (where Janssen is the disclosing Party) or such security.

9.2 Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records:

(i) was already known to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, either (a) at the time of disclosure by or on behalf of the disclosing Party, or (b) if applicable, at the time that it was generated hereunder, whichever ((a) or (b)) is earlier;

(ii) was generally available to the public or otherwise part of the public domain either (a) at the time of its disclosure to the receiving Party, or (b) if applicable, at the time that it was generated hereunder, whichever ((a) or (b)) is earlier;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv) was disclosed to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, by a Third Party who had no obligation to the Party owning or Controlling the information not to disclose such information to others; or

(v) was independently discovered or developed by the receiving Party (or its Affiliates) without the use of or reference to the Confidential Information belonging to the disclosing Party.

9.3 Disclosure of Joint Study Data and Joint Inventions. Except as set forth in Sections 9.1 9.2 and 9.4, Joint Study Data shall not be disclosed to any Third Party without the prior written approval of the other Party, except that each Party may disclose Joint Study Data without the approval of the other Party in the following circumstances (a), (b), (c), (d) and (e):

(a) Janssen may disclose to a Third Party (i) all Joint Study Data that is safety information relevant to the 435 Compound and the 055 Compound or (ii) in the alternative, Aggregate Safety Information for the 435 Compound and/or 055 Compound, in each case as reasonably necessary in connection with (1) Janssen’s independent internal development of the 435 Compound and 055 Compound and (2) the solicitation, negotiation or acceptance of any offers for a license arrangement or collaboration specifically relating to the 435 Compound or 055 Compound (either as a sole compound or as part of a broader license or collaboration that involves the 435 Compound and/or 055 Compound); provided in each case that any such Third Party is bound by written obligations of confidentiality and nonuse restrictions at least as restrictive as those set forth in this Agreement and that Janssen remains liable for the compliance of such Third Party with such obligations. Janssen shall not provide a Third Party who receives Aggregate Safety Information with confidential information about other clinical trials of the 435 Compound and 055 Compound that would allow the Third Party to determine which of the Aggregate Safety Information are Joint Study Data, nor shall Janssen disclose any Idenix Study Data to such Third Party;

(b) Idenix may disclose to a Third Party (i) all Joint Study Data that is safety information relevant to the Idenix Compound or (ii) in the alternative, Aggregate Safety Information for the Idenix Compound, in each case as reasonably necessary in connection with (1) Idenix’ independent internal development of the Idenix Compound and (2) the solicitation, negotiation or acceptance of any offers for a license arrangement or collaboration specifically relating to the Idenix Compound (either as a sole compound or as part of a broader license or collaboration that involves the Idenix Compound); provided in each case that any such Third Party is bound by written obligations of confidentiality and nonuse restrictions at least as restrictive as those set forth in this Agreement and that Idenix remains liable for the compliance of such Third Party with such obligations. Idenix shall not provide a Third Party who receives Aggregate Safety Information with confidential information about other clinical trials of the Idenix Compound that would allow the Third Party to determine which of the Aggregate Safety Information are Joint Study Data, nor shall Idenix disclose any Janssen Study Data to such Third Party;

(c) disclosure of the Joint Study Data and Joint Inventions for the filing or prosecuting Joint Patents in accordance with Section 6.2(c);

(d) disclosure of the Joint Study Data to Regulatory Authorities in connection with the conduct of the Collaboration Trials or the development of the 2-DAA Combined Therapy, the 3-DAA Combined Therapy, the 435 Compound, and /or the 055 Compound, with regards to Janssen,or the Idenix Compound, with regards to Idenix;

(e) disclosure of relevant safety information contained within the Joint Study Data to investigators, institutional review boards and/or ethics committees and Regulatory Authorities that are involved in other clinical trials of the (i) Idenix Compound with respect to Idenix, or (ii) the 435 Compound or 055 Compound with respect to Janssen, and to Third Parties that are collaborating with Idenix or Janssen, respectively in the conduct of such other clinical trials of the Idenix Compound with respect to Idenix, or the 435 Compound and/or 055 Compound with respect to Janssen, in each case to the extent necessary for the conduct of such clinical trials and/or to comply with Applicable Law and regulatory requirements.

(f) As of the later of (x) [**] months after the completion of the last dosing of the last patient enrolled in the final Collaboration Trial conducted under this Agreement, or (y) [**] days after the presentation of the final Joint Study Data at a major scientific conference pursuant to Section 9.6(c): (i) Janssen is authorized to disclose any Joint Study Data to any Third Party for the purposes of soliciting, negotiating with respect to, or accepting any offers for a license arrangement or collaboration specifically relating to the 435 Compound and/or 055 Compound (either as a sole compound or as part of a broader license or collaboration that involves the 435 Compound and/or 055 Compound ); and (ii) Idenix is authorized to disclose any Joint Study Data to any Third Party for the purposes of soliciting, negotiating with respect to, or accepting any offers for a license arrangement or collaboration specifically relating to the Idenix Compound (either as a sole compound or as part of a broader license or collaboration that involves the Idenix Compound); provided, in each of (i) and (ii), that these Third Parties are bound by written obligations of confidentiality and nonuse restrictions at least as restrictive as those set forth in this Agreement and that the disclosing Party under this Section (Idenix or Janssen) remains liable for the compliance of such Third Party with such obligations.

(g) For clarity, this Section 9.3 does not allow (i) Idenix to disclose to a Third Party or Regulatory Authority the Confidential Information of Janssen (other than the Joint Study Data and Joint Inventions), including the Janssen Study Data, Janssen Know-How, Janssen Technology, Janssen Inventions or Janssen Patents to the extent not published or (ii) Janssen to disclose to a Third Party or Regulatory Authority the Confidential Information of Idenix (other than the Joint Study Data and Joint Inventions), including the Idenix Study Data, Idenix Know-How, Idenix

Technology, Idenix Inventions or Idenix Patents to the extent not published, in each case without prior written approval of the other Party. In addition, nothing in this Article 9 shall prevent Idenix from disclosing to a Third Party or Regulatory Authority the Idenix Study Data, Idenix Know-How, Idenix Technology, Idenix Inventions or Idenix Patents or prevent Janssen from disclosing to a Third Party or Regulatory Authority the Janssen Study Data, Janssen Know-How, Janssen Technology, Janssen Inventions or Janssen Patents. Further, nothing in this Article 9 shall prevent a Party from using, subject to the confidentiality provisions of Article 9, the Joint Study Data, Joint Inventions and Joint Patents in connection with such Party’s other programs related to its Single Agent Compound in accordance with the provisions of Section 8.4 and the co-exclusive licenses of Sections 3.1(ii) and 3.2.

9.4 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) prosecuting or defending litigation;

(b) complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed; and

(c) disclosure, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, employees, consultants or agents, each of whom prior to disclosure must be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

Notwithstanding the foregoing, in the event a Party is required or otherwise intends to make a disclosure of any other Party’s Confidential Information pursuant to Section 9.4(a) and/or Section 9.4(b), it shall give advance notice to such other Party of such impending disclosure and endeavor in good faith to secure confidential treatment of such Confidential Information and/or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment.

9.5 Disclosure to Medivir. Notwithstanding any other provision of this Agreement, Idenix hereby expressly authorizes Janssen to disclose to Medivir (i) the existence of this Agreement and the Collaboration Trials and Protocol(s), (ii) the Janssen Study Data and the Joint Study Data and (iii) any Confidential Information, in each case as necessary for Medivir to fulfill all regulatory requirements with respect to the 435 Compound in the Medivir Territories and Medivir’s compliance with applicable law or the rules or regulations of any securities exchange on which its stock is listed; provided that Medivir is under non-use and confidentiality obligations at least as restrictive as set forth herein. To the extent able to do so and without preventing Medivir from complying with applicable laws, Janssen shall provide Idenix with all material(s) it intends to share with Medivir at least ten (10) Business Days prior to Janssen providing such material(s) to Medivir. Idenix may raise any concerns to Janssen regarding the appropriateness of providing such material(s) with Medivir. Janssen shall consider Idenix’s concerns prior to providing such material(s) to Medivir, which approval shall be assumed unless the Idenix advises in writing of its disapproval no later than [**] Business Days after receipt thereof.

9.6 Press Releases and Publications.

(a) The Parties shall jointly agree to the content and timing of all external communications (including, without limitation, press releases and Q&As) with respect to the Collaboration Trials, provided that the content of the initial press release relating to the Collaboration Trials shall be substantially similar to the content in the press release attached hereto as Exhibit F.

(b) Janssen will use reasonable efforts to review Medivir’s press releases regarding any Collaboration Trial to confirm that the subject matter of any such press releases by Medivir is not more extensive than that which may have been previously released by Idenix and/or Janssen under Section 9.6(a); provided, however, that Medivir shall be permitted to publicly disclose information disclosed to Medivir in accordance with Section 9.5 to the extent necessary to comply with applicable law or the rules or regulations of any securities exchange on which Medivir’s stock is listed, or pursuant to an order of a court or governmental entity.

(c) Janssen and Idenix agree to collaborate to publicly disclose, publish or present (1) top-line results from each Collaboration Trial, (limited if possible to avoid jeopardizing the future publication of the Study Data at a scientific conference or in a scientific journal), solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to either Party under applicable securities laws, and (2) the conclusions and outcomes (the “Results”) of each Collaboration Trial at a scientific conference as soon as reasonably practicable following the completion of such Collaboration Trial, subject in the case of (2) to the following terms and conditions: The Party proposing to disclose, publish or present the Results shall deliver to the other Party a copy of the proposed disclosure, publication or presentation at least [**] days before submission to a Third Party. The reviewing Party shall determine whether any of its Confidential Information (including Joint Study Data and/or Joint Inventions) that may be contained in such disclosure, publication or presentation should be modified or deleted, whether to file a patent application on any Janssen Invention (solely with respect to Janssen) or Idenix Invention (solely with respect to Idenix) disclosed therein, and whether to propose to the other Party that a Patent application should be filed on any Joint Invention disclosed therein. The disclosure, publication or presentation shall be delayed for an additional [**] days (i.e., a total of [**] days from the initial proposal) if the reviewing Party reasonably requests such extension to allow time for the preparation and filing of patent applications. If the reviewing Party reasonably requests modifications to the disclosure, publication or presentation to prevent the disclosure of Confidential Information, a material trade secret or proprietary business information, the publishing

Party shall edit such publication to prevent the disclosure of such information prior to submission of the disclosure, publication or presentation. In the event of a disagreement as to content, timing and/or venue or forum for the first disclosure, publication or presentation of the Results, such dispute shall be referred to the Executive Officers; provided that, in the absence of agreement after such good faith discussions, the publishing Party, subject to the immediately preceding sentence, shall be free to proceed with the disclosure, publication or presentation upon expiration of an additional [**] day period after referral to the Executive Officers. Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication or presentation. The Parties agree that they shall make reasonable efforts to prevent publication of a press release that could jeopardize the future publication of Study Data, including Joint Study Data, at a scientific conference or in a scientific journal, but in no way will this supersede the requirements of any applicable law or the rules or regulations of any securities exchange or listing entity on which a Party’s stock is listed. Notwithstanding the foregoing, the Parties shall use reasonable efforts to present the Results or interim Results of the Collaboration Trials at the annual American Association for the Study of Liver Diseases and the annual European Association for the Study of the Liver for the 2013 and 2014 calendar years or such other meeting that the JDC agrees to, and the Parties agree that such presentations, oral or otherwise, shall be agreed to based on shortened timelines as agreed to by the JDC. Notwithstanding the foregoing, Idenix hereby authorizes disclosure, publication or presentation to Medivir in accordance with Section 9.5 above. Idenix hereby acknowledges that Medivir may be required by applicable law or the rules or regulations of any securities exchange or listing entity on which its stock is traded or pursuant to an order of a court or governmental entity to publicly disclose the existence of the Agreement and the Study Data. To the extent able to do so and without preventing Medivir from complying with applicable laws, Janssen shall provide Idenix with all material(s) it intends to share with Medivir at least [**] Business Days prior to Janssen providing such material(s) to Medivir. Idenix may raise any concerns to Janssen regarding the appropriateness of providing such material(s) with Medivir. Janssen shall consider Idenix’s concerns prior to providing such material(s) to Medivir, which approval shall be assumed unless the Idenix advises in writing of its disapproval no later than [**] business days after receipt thereof.

9.7 Remedies. Each Party hereby agrees and acknowledges that in the event of any breach of the foregoing covenants under this Article 9, the other Party hereto may suffer irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each Party hereby agrees that the other Party may be entitled to seek specific performance of its obligations under this Article 9, including a preliminary or permanent injunction to enforce such covenants, as well as such further relief (including damages) as may be granted by a court of competent jurisdiction.

9.8 Destruction of Confidential Information. Upon expiration or termination of the Agreement, the receiving Party shall, upon request by the other Party, immediately destroy or return all of the other Party’s Confidential Information in its possession (with the exception of jointly owned Confidential Information and the Confidential Information to which the receiving Party retains a license as set forth herein); provided, however, that the receiving Party shall be entitled to retain one (1) copy of Confidential Information solely for record-keeping purposes and shall not be required to destroy any off-site computer files created during automatic system back up which are subsequently stored securely by the receiving Party.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Authority and Binding Agreement. Idenix and Janssen each represents and warrants to the other that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

10.2 No Conflicts. Idenix and Janssen each represents and warrants that, to the best of its knowledge, it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Each party represents that the intellectual property to be utilized in performance of this Agreement is not subject to any limitations resulting from development with full or partial government funding.

10.3 Selection of Clinical Research Organization and Investigators. Idenix represents and warrants that it will select a duly qualified contract research organization and investigator to conduct the Collaboration Trials consistent with, but not limited to, the requirements of Section 2.1(e).

10.4 Litigation. As of the Effective Date, Idenix and Janssen each represents and warrants that, to the best of its knowledge, it is not aware of any pending or threatened litigation (and has not received any communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would violate, any of the intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).

10.5 No Adverse Proceedings. As of the Effective Date, except as otherwise notified to the other Party, there is not pending or, to the knowledge of such Party, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.

10.6 Consents. Idenix and Janssen each represents and warrants that, to the best of its knowledge, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons (i) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained (or will have been obtained prior to such execution and delivery) and (ii) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

10.7 No Debarment. Each Party hereby certifies to the other that it has not used, and will not use the services of any person disqualified, debarred, banned, or convicted of a crime for which a person could be debarred by the FDA under 21 U.S.C. 335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under any Collaboration Trial conducted for or on behalf of such Party or any of its Affiliates and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority. It is understood and agreed that this certification imposes a continuing obligation upon each Party to notify the other promptly of any change in the truth of this certification. Upon request by a Party, the other Party agrees to provide a list of persons used to perform the services or work provided under any Collaboration Trial conducted for or on behalf of such Party or any of its Affiliates pursuant to this Agreement who, within the five years preceding the Effective Date, or subsequent to the Effective Date, were or are convicted of one of the criminal offenses required by 21 U.S.C. 335a, as amended, to be listed in any application for approval of an abbreviated application for drug approval.

10.8 Compliance with Applicable Law. Idenix and Janssen each represents and warrants that it shall comply with all Applicable Law of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder, including those pertaining to the production and handling of drug products, such as those set forth by the Regulatory Agencies, as applicable, and the applicable terms of this Agreement, in the performance of its obligations hereunder.

10.9 Affiliates. Idenix and Janssen each represents and warrants that, to the extent the intellectual property, Regulatory Documentation or technology licensed by it hereunder are owned or Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant (sub)licenses to the other Party to use, such intellectual property, Regulatory Documentation or technology in accordance with the terms of this Agreement.

10.10 Ethical Business Practices. Idenix and Janssen each represents and warrants that neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement (collectively a “Payment”), to government or political party officials, officials of Public International Organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively “Officials”) where such Payment would constitute violation of any law, including the FCPA. In addition, regardless of legality, neither it nor its Affiliates will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement. Each Party represents and warrants that all its activities under the Agreement will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute. Each Party and each of its Affiliates shall conduct its activities hereunder in accordance with the provisions of Exhibit G attached hereto.

10.11 DISCLAIMER OF WARRANTY. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 10 ARE IN LIEU OF, AND THE PARTIES DO HEREBY DISCLAIM, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 11

INDEMNIFICATION

11.1 Idenix Indemnification. Idenix hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Janssen and its Affiliates, agents, directors, officers, and employees (the “Janssen Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent that they arise or result from (a) the negligence or intentional misconduct of Idenix, any Idenix Indemnitee, or sublicensees of Idenix, conducting activities on behalf of Idenix under this Agreement; (b) any breach by Idenix of any provision of this Agreement; (c) any injury to a subject in a Collaboration Trial caused solely by the development, use or Manufacture of the Idenix Compound; (d) Janssen’s reasonable reliance on the Idenix Regulatory Documentation or the Collaboration Trial Regulatory Documentation; (e) the development, use, Manufacture or importation, by or on behalf of Idenix, of the Idenix Compound used in the Collaboration Trial(s); or (f) the use by Idenix of Study Data or Inventions; but excluding, in each case ((a) through (f)), any such Losses to the extent Janssen is obligated to Indemnify the Idenix Indemnitees pursuant to Section 11.2. If there is a Loss that arises or results from any injury or death to a subject in a Collaboration Trial where it ultimately cannot be or is not determined if such injury or death is the direct result of the Idenix Compound on the one hand, or the 435 Compound and/or 055 Compound on the other hand, each Party shall be responsible for defending any Third Party Claims alleged against such Party after application of any clinical trial insurance coverage, as described in Section 11.5 and to the extent applicable.

11.2 Janssen Indemnification. Janssen hereby agrees to Indemnify Idenix and its Affiliates, agents, directors, officers, and employees (the “Idenix Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from (a) the negligence or intentional misconduct of Janssen, any Janssen Indemnitee or sublicensees of Janssen, conducting activities on behalf of Janssen under this Agreement; (b) any breach by Janssen of any provision of this Agreement; (c) any injury to a subject in a Collaboration Trial caused solely by the development, use or Manufacture of the Janssen Compound; (d) Idenix’ reasonable reliance on the Janssen Regulatory Documentation; (e) the development, use, Manufacture or importation, by or on behalf of Janssen, of the Janssen Compound used in the Collaboration Trial(s); or (f) the use by Janssen of Study Data or Inventions; but excluding, in each case ((a) through (f)), any such Losses to the extent Idenix is obligated to Indemnify the Janssen Indemnitees pursuant to Section 11.1. If there is a Loss that arises or results from any injury or death to a subject in a Collaboration Trial where it ultimately cannot be or is not determined if such injury or death is the direct result of the Idenix Compound on the one hand, or the 435 Compound and/or 055 Compound on the other hand, each Party shall be responsible for defending any Third Party Claims alleged against such Party after application of any clinical trial insurance coverage, as described in Section 11.5 and to the extent applicable. To the extent a Third Party Claim is covered by Idenix’ clinical trial insurance as described in Section 11.5 below, Janssen shall be responsible for only those costs that exceed the clinical trial insurance coverage.

11.3 Indemnification Procedure. Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a) providing written notice to the Indemnifying Party of any Loss of the types set forth in Sections 11.1 and 11.2 within forty-five (45) days after the Party seeking indemnification has knowledge of such Loss; provided that, any delay in complying with the requirements of this clause (a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay; (b) permitting the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Loss; (c) assisting the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Loss; and (d) not compromising or settling such Loss without the Indemnifying Party’s written consent, such consent not to be unreasonably withheld or delayed. Indemnifying Party shall keep Indemnified Party informed of any and all investigation, preparation and defense against any such Loss.

11.4 Separate Defense of Claims. In the event that the Parties cannot agree as to the application of Sections 11.1, 11.2 and/or 11.3 to any particular Loss, the Parties may conduct separate defenses of such Loss. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 11.1, 11.2 and/or 11.3 upon resolution of the underlying claim, notwithstanding the provisions of Section 11.3(b).

11.5 Insurance. Each Party shall maintain Commercial General Liability and Products/Completed Operations Liability policies with minimum limits of $[**] per occurrence to satisfy its indemnification obligations under this Agreement, but only to the extent that the applicable claim is covered by such policies. Idenix shall also be required to maintain clinical trial insurance in full compliance with all local regulations in countries where clinical trial are conducted. Each Party shall provide the other Party with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance which would materially adversely affect the rights of the other Party hereunder.

11.6 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTIONS 11.1 or 11.2, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. Unless earlier terminated in accordance with this Article 12, and subject to Section 12.2, the term of this Agreement shall commence upon the Effective Date and shall expire on the completion by all centers or institutions participating in the Collaboration Trials, and delivery of all Study Data, including all completed case report forms, all final analyses and all final clinical study reports contemplated by the Collaboration Trials, to the Parties for evaluation (the “Term”).

12.2 Termination for Material Breach.

(a) Notice and Cure Period. If a Party (the “Breaching Party”) is in material breach, the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party notice specifying the nature of such material breach. The Breaching Party shall have a period of [**] days after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.

(b) Termination Right. The Non-Breaching Party shall have the right to terminate this Agreement, upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period, provided, however, that if such breach is capable of cure but cannot be cured within the Cure Period, and the Breaching Party commences actions to cure such material breach within the Cure Period and thereafter diligently continue such actions, the Breaching Party shall have an additional [**] days to cure such breach. If a Party contests such termination pursuant to the dispute resolution procedures under Section 13.3, such termination shall not be effective until a conclusion of the dispute resolution procedures in Section 13.3, as applicable, resulting in a determination that there has been an uncured material breach (or, if earlier, abandonment of the dispute by such Party). If the Breaching Party asserts that the material breach has been cured, this Agreement shall not be terminated if the alleged cure has effectively remedied the harm to the Non-Breaching Party caused by the material breach.

12.3 Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party will propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

12.4 Termination by Mutual Agreement. This Agreement may be terminated at any time for any reason by mutual agreement of the Parties, which shall be memorialized in a written agreement duly executed by the Parties.

12.5 Termination for Safety Reasons or Objection to Third Party Patent License. In addition, either Party shall have the right to terminate this Agreement immediately upon written notice if (i) in the good faith judgment of the terminating Party it is necessary to protect the safety, health or welfare of subjects enrolled in any Collaboration Trial, or (ii) such Party objects under Section 7.3 to the terms of a license to a Third Party Patent or to pursuing a license to a Third Party Patent, except that in the case of (ii), Idenix shall have the right to enter into a license under Section 7.3 without the agreement or consent of Janssen, provided that such license does not include any concessions that could have an adverse impact on Janssen or any of its properties or rights, and that Idenix provides written notice to Janssen that Idenix shall bear [**] percent ([**]%) of any costs due to such Third Party under such license, in which case Janssen shall not have the right to terminate this Agreement under this Section 12.5. In the event of a termination for Safety Reasons, prior to the terminating Party providing written notice, the Parties shall meet and discuss in good faith the safety concerns raised by the terminating Party, but should any dispute arise in such discussion, the dispute resolution processes set forth in Sections 2.6 or 13.3 shall not apply to such dispute and the terminating Party shall have the right to issue such notice and such termination shall take effect without the Parties first following the procedures set forth in such Sections 2.6 or 13.3.

12.6 Termination by Janssen. Janssen may terminate this Agreement for any reason upon thirty calendar (30) days advance written notice (“Termination Notice”) to Idenix. If such Termination Notice occurs during a Collaboration Trial that has commenced, Idenix may continue to dose subjects enrolled in such Collaboration Trial through completion of the applicable Protocol unless Safety Reasons exist.

(a) If Janssen terminates such Agreement prior to the commencement of the 3-DAA Combined Therapy Collaboration Trials of Section 2.1(b), Janssen shall reimburse Idenix [**] percent ([**]%) of those Collaboration Expenses associated and expended by conducting the 2-DAA DDI Trial described in 2.1(a)(i).

(b) If Janssen terminates such Agreement after the commencement of the 3-DAA DDI Trial of Section 2.1(b)(i)(x), then Janssen shall reimburse Idenix [**] percent ([**]%) of those Collaboration Expenses associated and expended by conducting the 3-DAA DDI Trial described in 2.1(b)(i)(x).

12.7 Termination by Idenix. During the Collaboration Trials of Section 2.1(a), Idenix may terminate this Agreement for any reason upon thirty calendar (30) days advance Termination Notice to Janssen. If such Termination Notice occurs during a Collaboration Trial that has commenced, Idenix may continue to dose subjects enrolled in a Collaboration Trial through completion of the applicable Protocol unless Safety Reasons exist. Idenix does not have any right to terminate under this Section 12.7 after the commencement of the 3-DAA DDI Trial of Section 2.1(b).

12.8 Termination by Idenix due to Termination of Medivir Agreement. If Medivir Agreement is terminated by either party to that agreement, then Idenix may have the right to terminate this Agreement. Janssen shall notify Idenix of any termination of the Medivir Agreement. In the event of a termination under this Section 12.8 by Idenix, Janssen shall reimburse Idenix pursuant to Sections 12.6(a) or (b), as the case may be.

12.9 Termination Due to Failure to Provide Formulation for 2-DAA Phase 2 Trial. If, notwithstanding the use of commercially reasonable efforts, Idenix is unable to formulatethe Idenix Compound into either (1) a stable and feasible liquid formulation, or (2) a solid dosage formulation that can be bridged to the liquid formulation mentioned in (1) with a bioavailability study, without requiring to repeat the 2-DAA Phase 2 Trial by June 30, 2013 , then, Janssen has full discretion to terminate the Agreement in its entirety without any obligation to reimburse Idenix for any expenses related to the Collaboration Trials.

12.10 Effect of Termination. Upon expiration or termination of this Agreement, including a termination upon a failure of the Parties to reach agreement on the final Protocols pursuant to Section 2.1(a), (a) the license granted to Idenix under Section 3.1(i) shall terminate, and (b) the Parties shall use reasonable efforts to wind down activities under this Agreement in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations; provided that, except in the case of termination for Safety Reasons pursuant to Section 12.5, Idenix may continue to dose subjects enrolled in a Collaboration Trial through completion of the applicable Protocol if Idenix determines in good faith it is necessary to protect the safety, health or welfare of such subjects and/or dosing is required by the applicable Regulatory Authority(ies) and/or Applicable Law(s). Under any such wind-down activities, Idenix shall return or destroy at Janssen’s expense, as directed by Janssen, any 435 Compound and 055 Compound that is not used in the Collaboration Trials. If applicable, upon termination of this Agreement, the Parties shall be responsible pursuant to the terms of this Agreement for any expenses incurred as a result of those ongoing activities under this Agreement solely as deemed necessary by the JDC based on reasonable medical judgment to protect the health of subjects participating in the Collaboration Trials. In accordance with Section 2.1(b)(i), in the event that Idenix fails to proceed with the conduct of the 3-DAA Phase 2 Trial, the Parties agree that the grant provided to Idenix in 3.1(ii) below relating to the Joint Study Data will be automatically revoked except for communications by Idenix to Regulatory Authorities.

12.11 Survival. The following Articles and Sections of this Agreement and all definitions relating thereto shall survive any expiration or termination of this Agreement for any reason: Section 3.1(ii) (“Grant by Janssen”, as to Idenix’ licenses under Joint Study Data, Joint Inventions and Joint Patents), Section 3.2 (“Grant by Idenix”, as to Janssen’s licenses under Joint Study Data, Joint Inventions and Joint Patents), Section 3.3 (“Sublicensing” with regard to surviving licenses), Section 4.1(b) (“Use by Idenix”), Article 6 (“Intellectual Property”), Sections 7.2 (“Expenses”), 7.3 (“Other License Payments”), and 7.4 (“Expense Records and Audit”) with respect to expenses incurred prior to the effective date of Termination, Section 8.1 (“Records”), Section 8.2 (“Ownership and Use of Study Data”), Section 8.3 (“Access”), Section 8.4 (“Acknowledgement of Use of Study Data”), Article 9 (“Confidentiality”); Article 10 (“Representations and Warranties”), Article 11 (“Indemnification”), Section 12.10 (“Effect of Termination”), Section 12.11 (“Survival”), Section 13.1 (“Entire Agreement”), Section 13.2 (“Governing Law”), Section 13.3 (“Dispute Resolution”), Section 13.4 (“Injunctive Relief”), Section 13.6 (“Notices”), Section 13.7 (“No Waiver, Modifications”), Section 13.8 (“No Strict Construction”), Section 13.9 (“Independent Contractor”), Section 13.11 (“Headings”), Section 13.13 (“Severability”), and Section 13.15 (“No Benefit to Third Parties”).

12.12 Bankruptcy Protections. All rights and licenses granted pursuant to any section of this Agreement are rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code (the “Bankruptcy Code”)). Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party or its Affiliates under the Bankruptcy Code or analogous provisions of applicable law outside the United States, the other Party, as a licensee under such bankrupt Party’s intellectual property, shall be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such licensee Party’s possession, shall be promptly delivered to it upon such licensee Party’s request therefor.

ARTICLE 13

MISCELLANEOUS

13.1 Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to the Collaboration Trials from the Effective Date forward. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Exhibits attached hereto are incorporated herein as part of this Agreement.

13.2 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, USA excluding any choice of law rules, which may direct the application of the laws of another jurisdiction.

13.3 Dispute Resolution.

(a) In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each a “Dispute”) other than a dispute, controversy or claim that relates to (i) matters properly before the JDC under Article 2, for which the dispute resolution procedures therein shall apply, to the extent applicable or (ii) a breach of a Party’s obligations under Article 9, the Parties shall refer such Dispute to the Executive Officers. This Agreement shall remain in effect during the pendency of any such dispute. In the event that no resolution is made by them in good faith negotiations within [**] business days after such referral to them, such unresolved Dispute shall be referred to the Worldwide Chairman Pharmaceuticals of Janssen or his or her designee and the Chief Executive Officer of Idenix or his or her designee for attempted resolution by good faith negotiations within [**] business days after such referral is made. In the event such officers are unable to resolve such Dispute within such [**] business-day period then, such Dispute shall be resolved through arbitration in accordance with the remainder of this Section 13.3; provided, however, that with respect to any such Dispute that relates to a breach of a Party’s obligations under Article 9 hereof, either Party shall have the right to seek an injunction or other equitable relief without waiting for the expiration of such [**] business-day negotiation period.

(b) If a Dispute remains unresolved after escalation to the senior executives as described above, either Party may refer the matter to arbitration as described below. Any arbitration under this Agreement shall be conducted under the auspices of the American Arbitration Association (the “AAA”) by a panel of three (3) arbitrators pursuant to that organization’s Commercial Arbitration Rules then in effect; provided, however, that the Parties hereby agree that the time schedule for the appointment of arbitrators and the time schedule for submission of the statement of defense shall follow the American Arbitration Association Commercial Arbitration Rules. The fees and expenses of the arbitrators shall be borne in equal shares by the Parties. Each Party shall be entitled to appoint one arbitrator. The Parties shall appoint their respective arbitrators within [**] days after submission for arbitration. The two (2) arbitrators so appointed shall agree on the appointment of the third arbitrator. If the Parties’ appointed arbitrators fail to agree, within [**] days from the date both Parties’ arbitrators have been appointed, on the identity of the third arbitrator, then such arbitrator shall be appointed by the AAA. Each Party shall bear the fees and expenses of its legal representation in the arbitration. The arbitral tribunal shall not reallocate either the fees and expenses of the arbitrators or of the Parties’ legal representation. The arbitration shall be held in New York, New York, USA, which shall be the seat of the arbitration. The language of the arbitration shall be English.

13.4 Injunctive Relief. Notwithstanding anything herein to the contrary, a Party may seek an injunction or other injunctive relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis. For the avoidance of doubt, if either Party (a) discloses Confidential Information of the other Party other than as permitted under Article 9, (b) uses (in the case of Janssen) the Idenix Compound or Idenix Technology or (in the case of Idenix) the 435 Compound, 055 Compound or Janssen Technology in any manner other than as expressly permitted under this Agreement or (c) otherwise is in material breach of this Agreement and such material breach could cause immediate harm to the development of the 435 Compound or 055 Compound (by Janssen) or the Idenix Compound (by Idenix), the other Party may seek an injunction or other equitable relief precluding the other Party from continuing its activities related to the Collaboration Trials without waiting for the conclusion of the dispute resolution procedures under Section 13.3.

13.5 Force Majeure. The Parties shall be excused from the performance of their obligations under this Agreement (other than the payment of monies owed to the other Party) to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean acts of God, strikes or other concerted acts of workers, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage or failure or default of public utilities or common carriers or similar conditions beyond the reasonable control of the relevant Party.

13.6 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Idenix:	Idenix Pharmaceuticals, Inc.
60 Hampshire Street
Cambridge, MA 02139
Attn: Chief Executive Officer

With a copy to:	Idenix Pharmaceuticals, Inc.
60 Hampshire Street
Cambridge, MA 02139
Attn: General Counsel

For Janssen:	Janssen Pharmaceuticals, Inc.
1125 Trenton-Harbourton Road
Titusville, New Jersey 08560
Attention: President

With a copy to:	Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention: Chief Patent Counsel

Any such communication shall be deemed to have been received when delivered. It is understood and agreed that this Section 13.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

13.7 No Waiver; Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.9 Independent Contractor. The Parties are independent contractors of each other, and the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall be the agent of the other or have any authority to act for, or on behalf of, the other Party in any matter.

13.10 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent (a) to an Affiliate or (b) to a Third Party that merges with, consolidates with or acquires all or substantially all of the assets or voting control of the assigning Party. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by any Party in violation of the terms of this Section 13.10 shall be null and void and of no legal effect.

13.11 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

13.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronic (e.g., .pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signature.

13.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

13.14 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer or any properties or rights under, or pursuant, to this Agreement.

13.15 No Benefit to Third Parties. The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the

Effective Date.

Idenix Pharmaceuticals, Inc.		Janssen Pharmaceuticals, Inc.

By:	Ronald C. Renaud, Jr.	By:	/s/ Vanessa Broadhurst

Name:	Ronald C. Renaud, Jr.	Name:	Vanessa Broadhurst

Title:	President and CEO	Title:	President

Date:	January 25, 2013	Date:	1/25/13

Attached:

Exhibit A: 2-DAA Drug-Drug Interaction Clinical Trial Protocol Synopsis

Exhibit B: Phase 2 Clinical Trial Protocol Synopsis

Exhibit C: Study Design from December 2012 meeting

Exhibit D: Bioanalysis Plan

Exhibit E: Collaboration Budget

Exhibit F: Initial Press Release

Exhibit G: Compliance with Laws

EXHIBIT A

IDX719

Protocol IDX-06A-004

A PHASE I, RANDOMIZED, MULTIPLE-DOSE STUDY TO EVALUATE

THE PHARMACOKINETIC DRUG-DRUG INTERACTION BETWEEN

IDX719 AND SIMEPREVIR IN HEALTHY SUBJECTS

Author(s):	Frank D, Sullivan-Bólyai JZ, Zhou XJ

Sponsor:	Idenix Pharmaceuticals, Inc. 60 Hampshire Street Cambridge, MA 02139

Document type:	Protocol

EudraCT number:	Not Applicable

Development phase:	I

Version date:	12-December-2012

Property of Idenix Pharmaceuticals, Inc.

Confidential

May not be used, divulged, published, or otherwise disclosed without the consent of Idenix Pharmaceuticals, Inc.

EXHIBIT A

Idenix Pharmaceuticals, Inc.	Confidential	Page 2
Clinical Study Protocol (Original) –12-Dec-2012		Study No. IDX-06A-004

Protocol synopsis

Protocol Title:	A Phase I, Randomized, Multiple-Dose Study to Evaluate the Pharmacokinetic Drug-Drug Interaction between IDX719 and Simeprevir in Healthy Subjects

Protocol Number:	IDX-06A-004

Clinical Phase:	I

Principal Investigator & Study Site:	[**]

Objectives:	[**]

Key Safety Parameters:	[**]

Key Pharmacokinetic Parameters:	[**]

Study Design:	[**]

Duration:	[**]

Number of Subjects:	[**]

Inclusion Criteria:	[**]

Exclusion Criteria:	[**]

Test Product:	[**]

Dose and Mode of Administration:	[**]

Statistical Methods:	[**]

[**] Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted.

EXHIBIT B

IDX719

Protocol IDX-06A-005

A RANDOMIZED STUDY TO EVALUATE THE SAFETY AND

EFFICACY OF IDX719 IN COMBINATION WITH SIMEPREVIR

AND RIBAVIRIN FOR 12 WEEKS IN SUBJECTS WITH

CHRONIC HEPATITIS C INFECTION

Author(s):	Frank D, Zhou XJ, Sullivan-Bólyai JZ

Sponsor:	Idenix Pharmaceuticals, Inc. 60 Hampshire Street Cambridge, MA 02139

Document type:	Protocol

Development phase:	II

Version date:	18-January-2013

Property of Idenix Pharmaceuticals, Inc.

Confidential

May not be used, divulged, published, or otherwise disclosed without the consent of Idenix Pharmaceuticals, Inc.

EXHIBIT B

Idenix Pharmaceuticals, Inc.	Confidential	Page 2
Clinical Study Protocol (Original) –18-Jan-2013		Study No. IDX-06A-005

Protocol synopsis

Protocol Title:	A Randomized Study to Evaluate the Safety and Efficacy of IDX719 in Combination with Simeprevir and Ribavirin for 12 Weeks in Subjects with Chronic Hepatitis C Infection

Protocol Number:	IDX-06A-005

Clinical Phase:	II

Principal Investigator & Study Site:	[**]

Objectives:	[**]

Key Safety Parameters:	[**]

Key Antiviral Activity Parameters:	[**]

Key Pharmacokinetic Parameters:	[**]

Study Design:	[**]

Duration:	[**]

Number of Subjects:	[**]

Inclusion Criteria:	[**]

Exclusion Criteria:	[**]

Test Product:	[**]

Dose and Mode of Administration:	[**]

Statistical Methods:	[**]

[**] Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of five pages were omitted.

EXHIBIT C

IDX-06A-005-Part B, Outline

IDX719, Simeprevir, Ritonavir-Boosted TMC647055 and RBV, Part B

• Population

  [**]

• Objective

  [**]

   Design

                • [**]

                • [**]

                • [**]

                • [**]

[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]	[**]

1

EXHIBIT C

Ph II Study Design: IDX719, Simeprevir, Ritonavir-Boosted TMC647055 and RBV,

Part C

• Population

  [**]

• Objective

  [**]

   Design

                • [**]

                • [**]

                • [**]

                • [**]

[**]	[**]	[**]
[**]	[**]
[**]
[**]	[**]

2

EXHIBIT D

Laboratory Manual for PK samples

Ver. 1.0

Protocol: IDX-06A-004

Jan 18, 2012

Sponsor:

Idenix Pharmaceuticals, Inc

60 Hampshire Street

Cambridge, MA 02139

USA

In accordance with Sections 5.1(a)(xii) and 5.1(b)(ix) of the Agreement, Idenix shall be responsible for the bioanalysis of the Idenix Compound and Janssen shall be responsible for the bioanalysis of the 435 Compound and 055 Compound, in plasma samples derived from the Collaboration Trials.

1

EXHIBIT D

PK Sample Collection, Handling and Shipping

1. Materials and Labeling

Blood must be collected using in [**].

[**]

Labels should be applied to the sample tubes as follows:

Apply labels to the sample tubes so that they do not overlap and obscure any information. If possible expose an area between the 2 ends of the label to allow viewing of the contents of the tube.

Do not alter the orientation of the label on the sample tube.

Apply labels to all tubes in the same manner.

2. Preparation of Plasma Pharmacokinetic Samples

[**].

2

EXHIBIT D

3. Shipment of Pharmacokinetic Samples

All main pharmacokinetic samples will be sent to the bioanalytical facility in a single shipment at the end of the study or in multiple shipments as agreed upon with the sponsor. An inventory list must be included with each shipment. The inventory list must note each specimen drawn for each subject, and note any missing specimens.

Janssen shall assign the following contract research organization (“Janssen CRO”) to conduct the bioanalysis on its behalf:

[**]

All main pharmacokinetic samples for simeprevir will be sent to [**].

•	with World Courier by door-to-door delivery service

•	[**]

•	sorted in boxes by CRFID and sampling time and accompanied by a sample accountability form.

•	Label the package with the sponsor name and study number.

•	Include a return address (which includes the investigator’s name) on the outside of each shipping container.

•	Send to [**], To the attention of:

Please be advised, as soon as shipment day and air bill number(s) are available, to notify the shipment of the PK samples to [**] and to the study director [**] preferably by e-mail before the shipment.

Idenix shall assign the following contract research organization (“Idenix CRO”) to conduct the bioanalysis on its behalf:

[**]

All main pharmacokinetic samples for IDX719 will be sent to [**]

[**].

Each of the Janssen CRO and Idenix CRO shall be bound by the applicable terms of this Agreement. Janssen remains responsible for all subcontracted obligations and is liable for all acts and omissions of the Janssen CRO as if they were its own acts and omissions. Idenix remains responsible for all subcontracted obligations and is liable for all acts and omissions of the Idenix CRO as if they were its own acts and omissions. For the avoidance of doubt, Idenix hereby expressly authorizes Janssen CRO to perform the bioanalysis of the 435 Compound and/or 055 Compound in accordance with the applicable Protocol on Janssen’s behalf, and Janssen hereby expressly authorizes the Idenix CRO to perform the bioanalysis of the Idenix Compound in accordance with the applicable Protocol on Idenix’s behalf.

Neither Janssen nor Idenix shall perform, or have performed on its behalf, any bioanalysis of any biological samples collected pursuant to the applicable Protocol, which bioanalysis shall be conducted only by the Janssen CRO with respect to the bioanalysis of the 435 Compound and/or 055 Compound and only by the Idenix CRO with respect to the bioanalysis of the Idenix Compound.

4. Data exchange

The Janssen CRO and the Idenix CRO will conduct the bioanalysis according to the applicable Protocol. Upon completion, each will provide the data to Idenix for further analysis. Bioanalysis data will be considered Study Data under this Agreement.

3

EXHIBIT E

Budget Summary

IDX719/Simeprevir DDI

$[**] USD – Celerion Budget (attached)

$[**] USD – Estimated Clinical Monitoring Costs

Total: $[**] USD

IDX719/Simeprevir/055r DDI

Estimated Total Cost: $[**] USD

[**]

IDX719/Simeprevir Phase 2

[**]

Estimated cost/subject = $[**] USD

Estimated Total Cost = $[**] USD

[**].

IDX719/Simeprevir/055r Phase 2

[**]

Estimated cost/subject = $[**] USD

Estimated Total Cost = $[**] USD

Note:

[**].

1

EXHIBIT E

APPENDIX 1

DETAILED FEE BREAKDOWN

CELERIO

Sponsor: ldenix Pharmaceuticals/ Inc.	Celerion Project No: AA99525

Compound/Drug: IDX719	Number Of Subjects: [**]

Protocol Number: IDX-OGA-004	Number Of Periods: [**]

Protocol Date: 12-Dec-2012	Number Of Groups: [**]

Original Proposal Date: 30-Aug-2012	Currency: USD

Revision Date: 20-Dec-2012	Exchange Rate: 1.0000

Protocol Title: A Phase 11 Randomized1 Multiple-Dose Study to Evaluate the Pharmacokinetic Drug-Drug

Interaction between IDX719 and Simeprevir in Healthy Subjects

Clinical Conduct	$	[**]

Clinical laboratory	$	[**]

Stipends	$	[**]

Clinical Pharmacology	$	[**]

Pass-Through	$	[**]

Project Management	$	[**]

Total Fee For Study	$	[**]
***This fee is valid 90 days from the Revised Proposal Date ***

[**]% to Clinical Conduct, [**]% to Clinical Laboratory, [**]% to Clinical Pharmacology and [**]% to Project Management

2

EXHIBIT F

DRAFT – NOT FOR IMMEDIATE RELEASE

IDENIX PHARMACEUTICALS CONTACTS:

KELLY BARRY (617) 995-9033 (MEDIA)

TERI DAHLMAN (617) 995-9807 (INVESTORS)

IDENIX PHARMACEUTICALS ANNOUNCES COLLABORATION WITH

JANSSEN TO INITIATE PHASE II ALL-ORAL COMBINATION STUDIES

INCLUDING IDX719, SIMEPREVIR (TMC435) AND TMC647055 FOR THE

TREATMENT OF HEPATITIS C VIRUS (HCV)

CAMBRIDGE, Mass., January x, 2013 – Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced a non-exclusive collaboration with Janssen Pharmaceuticals, Inc. for the clinical development of an all-oral direct-acting antiviral (DAA) HCV combination therapy. The collaboration will evaluate combinations including IDX719, Idenix’s once-daily pan-genotypic NS5A inhibitor, simeprevir (TMC435), a once-daily protease inhibitor jointly developed by Janssen and Medivir AB, and TMC647055, a once-daily non-nucleoside polymerase inhibitor, boosted with low dose ritonavir, being developed by Janssen.

Clinical development plans include an initial drug-drug interaction study to begin in the first quarter of 2013, followed by appropriate phase II studies as agreed between the companies, and pending approval from regulatory authorities. The phase II program is expected to first evaluate the two-DAA combination of IDX719 and simeprevir plus ribavirin for 12 weeks in treatment-naïve HCV-infected patients. Subsequently, the companies plan to evaluate a three-DAA combination of IDX719, simeprevir, TMC647055/r, with and without ribavirin. The clinical trials will be conducted by Idenix. Both companies retain all rights to their respective compounds under this agreement.

“We are very pleased to be working with Janssen and look forward to initiating a phase II study in the first quarter of this year,” said Ron Renaud, Idenix’s President and Chief Executive Officer. “This allows us to begin a key goal of ours for 2013, which is to advance the IDX719 program as part of all-oral HCV combinations in two- and three-drug regimens.”

ABOUT IDX719

IDX719 is an NS5A inhibitor with low picomolar, pan-genotypic antiviral activity in vitro. To date, IDX719 has been safe and well tolerated after single and multiple doses of up to 100 mg in healthy volunteers (n=36; up to 7 days duration) and HCV-infected patients (n=69; up to 3 days duration). There have been no treatment-emergent serious adverse events reported in the program. IDX719 has demonstrated potent pan-genotypic antiviral activity in HCV-infected patients with mean maximal viral load reductions up to approximately 4.0 log10 IU/Ml across HCV genotypes 1-4 in a proof-of-concept, three-day monotherapy study.

1

EXHIBIT F

ABOUT SIMEPREVIR (TMC435)

Simeprevir is a once-daily potent investigational hepatitis C protease inhibitor in late Phase 3 clinical development being jointly developed by Janssen R&D Ireland and Medivir AB to treat chronic hepatitis C virus infections. Simeprevir is being investigated in combination with PegIFN/RBV in Phase 3 trials and is also being evaluated with Direct-acting Antiviral (DAA) agents in three other Phase 2 interferon-free combinations both with and without ribavirin (RBV). For further details please visit http://www.medivir.com.

ABOUT TMC647055

TMC647055 is a potent non-nucleoside hepatitis C polymerase inhibitor with broad genotypic coverage. TMC647055 is in Phase 2 clinical development and is developed by Janssen R&D Ireland to treat chronic hepatitis C virus infections. TMC647055 is being investigated in combination with other DAA agents in all oral interferon-free regimens. There have been no treatment-emergent serious adverse events reported in the program.

ABOUT HEPATITIS C

Hepatitis C virus is a common blood-borne pathogen infecting three to four million people worldwide annually. The World Health Organization (WHO) estimates that more than 170 million people worldwide are chronically infected with HCV, representing a nearly 5-fold greater prevalence than human immunodeficiency virus.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of IDX719 and the likelihood and success of any future clinical trials involving IDX719. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the

2

EXHIBIT F

heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the quarter ended September 30, 2012, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

###

3

EXHIBIT G

Compliance with Laws

1.1.	Each Party acknowledges that the other Party aims to perform its activities, and to have parties such as a Party hereunder who enters into business arrangements with the other Party to perform their activities under such arrangements, in accordance with the highest ethical standards and best industry practices, including without limitation any voluntary codes of practice applicable in the industry, applicable to its activities. The Parties agree to use reasonable efforts to help ensure that the Parties do not fail to meet such aim with respect to activities hereunder through any violation of the following, to the extent applicable to the relevant Party’s activities: the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.S. False Claims Act (the “FCA”), the U.S. Anti-Kickback Statute (the “AKA”), the United Kingdom Bribery Act (the “UKBA”), and any laws or regulations incorporated into governmental research grants (e.g., rules governing grants from the National Institutes of Health, or other governmental agencies.)

1.2.	Each Party shall comply with all applicable laws and regulations concerning its efforts under this Agreement in any country or jurisdiction where it is providing work hereunder or otherwise applying to any of its activities under this Agreement. Each Party shall use reasonable efforts to ensure that its personnel performing hereunder become reasonably familiar with the FCPA, the FCA, the UKBA and the AKA to the extent relevant to its personnel’s activities under this Agreement, and their prohibitions and purposes, and each Party will not undertake any actions in connection with this Agreement and the business resulting therefrom that would violate the FCPA, the FCA, the UKBA and the AKA, to the extent such statutes are applicable to its actions or business. Accordingly, each Party hereby warrants that:

(i)	neither it nor its agents or employees performing duties under this Agreement are excluded from a Federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act as set forth on the Office of Inspector General of the Department of Health and Human Services List of Excluded Individuals / Entities at https://oig.hhs.gov/exclusions/exclusions_list.asp;

(ii)	neither it nor its agents or employees performing duties under this Agreement are debarred by the FDA under 21 U.S.C. 335a as set forth on the FDA Office of Regulatory Affairs Debarment List at http://www.fda.gov/ora/compliance_ref/debar/;

(iii)	neither it, nor its agents or employees performing duties under this Agreement, are otherwise excluded from contracting with the federal government as set forth on the System for Award Management at https://www.sam.gov/portal/public/SAM/?portal:componentId=7d526634-bb8c-40f9-a579-7061ad3477ac&portal:type=action&navigationalstate=JBPNS_rO0ABXd

1

EXHIBIT G

cACJqYXZheC5mYWNlcy5wb3J0bGV0YnJpZGdlLlNUQVRFX0lEAAAAAQApdmlldzphODE5NDcxZC1kNjMwL

TQ0NzQtYmRkZS1kNGM0Njg5YTY3M2YAB19fRU9GX18*&interactionstate=JBPNS_rO0ABXc0ABBfanNmQnJ

pZGdlVmlld0lkAAAAAQATL2pzZi9uYXZpZ2F0aW9uLmpzcAAHX19FT0ZfXw**;

(iv)	it, or its agents or employees, if required, are duly licensed and in good standing in accordance with applicable U.S. or state licensing requirements in order to perform their duties under this Agreement;

(v)	no payment or offer to pay, or the giving or offering to give, anything of value to an officer or employee of any government or a governmental department, agency or instrumentality thereof (including, but not limited to, any health or medical providers owned or controlled by a government), or to any political party or any candidate for political office, shall be made with the purpose of influencing any decisions favorable to either Party or its Affiliates in connection with this Agreement and the business resulting therefrom, in contravention of the FCPA or the laws of the country in which it is providing work;

(vi)	it has not paid, nor offered or agreed to pay, nor caused to be paid, directly or indirectly, any political contributions, fees or commissions to any governmental employee or representative (including, but not limited to, any employee of any health or medical provider owned or controlled by the government) in connection with this Agreement and the business resulting therefrom that would be a violation of the FCPA;

(vii)	it will not, directly or indirectly, in connection with this Agreement and the business resulting therefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any governmental official or representative, to any political party or official thereof, or to any candidate for political office, or to any person, while knowing or having received an indication or evidence that all or any portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any government official, to any political party or official thereof, or to any candidate to political office, for the purpose of:

a.	influencing any act or decisions of such governmental official, political party, political party official, or candidate for political office, in his/her official capacity, including a decision to fail to perform his/her official functions, in connection with this Agreement and the business resulting therefrom; or

b.	inducing such official, political party, party official, or candidate to use influence with the government or an instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Janssen or Idenix in obtaining or retaining business for or with, or directing business to, any Affiliate or Third Party, in connection with this Agreement and the business resulting therefrom.

2

EXHIBIT G

(viii)	Each Party further agrees that if subsequent developments cause the certifications and information reported herein to be no longer accurate or complete, it will promptly so advise the other Party in writing.

1.3	In the event of a claim or investigation of a Party, or an official request for a Party to cooperate with respect to any such claim or investigation, by a Regulatory Authority or other legal authority having jurisdiction over such Party, of an alleged violation of the FCPA arising from any activities conducted by the other Party relating specifically to this Agreement, the other Party shall reasonably provide such Regulatory Authority, or other legal authority having jurisdiction over the investigated Party, with access to such other Party’s facilities, records (financial and otherwise), and supporting documentation, as reasonably requested by the investigated Party or its agents in order to cooperate in connection with such claim or investigation.

1.4	During the Term, each Party shall maintain true and accurate records documenting: (i) its interactions with any government, or its officials or employees, relating to its activities in connection with the Collaboration Trials; (ii) its payments made to any officials or employees of any government or any department, agency or instrumentality thereof; and (iii) its political contributions.

1.5	Each Party acknowledges and agrees that any breach of its obligations under this Exhibit shall be a basis for notification of a material breach of this Agreement.

1.6	Notwithstanding anything to the contrary in the Agreement but subject to the last paragraph of Section 9.4 of the Agreement, a Party may disclose its terms and conditions (including any financial terms) to any governmental authorities in the U.S. or those in a country where it performs activities in connection with the Collaboration Trials that such Party determines in good faith has a legitimate need for access to such information for purposes of investigating or determining either Party’s compliance with Applicable Law.

1.7	The Parties acknowledge that certain laws, now or in the future, may require pharmaceutical, medical device and other companies to disclose information on compensation, gifts or other remuneration provided to physicians, institutions, and other health care professionals. Either Party may report information about remuneration provided under this Agreement to the extent required under applicable laws. The Parties acknowledge that once reported, such information may be publicly accessible.

3